COPY

GALORE CREEK PARTNERSHIP
GENERAL PARTNERSHIP AGREEMENT

among

NOVAGOLD CANADA INC.,

TECK COMINCO METALS LTD.,

GALORE CREEK MINING CORPORATION,

NOVAGOLD RESOURCES INC.

and

TECK COMINCO LIMITED

Effective as of August 1, 2007

GENERAL PARTNERSHIP AGREEMENT

THIS AGREEMENT is made as of August 1, 2007,

AMONG:

NOVAGOLD CANADA INC., a corporation incorporated under the laws of the Province of British Columbia (hereinafter called "**NovaGold**")

- and –

TECK COMINCO METALS LTD., a corporation incorporated under the laws of Canada (hereinafter called "**Teck**")

- and –

GALORE CREEK MINING CORPORATION, a corporation incorporated under the laws of the Province of British Columbia (hereinafter called the "**Operator**")

- and –

NOVAGOLD RESOURCES INC., a corporation incorporated under the laws of the Province of Nova Scotia (hereinafter called "**NovaGold Guarantor**")

- and –

TECK COMINCO LIMITED, a corporation incorporated under the laws of Canada (hereinafter called "**Teck Guarantor**").

WHEREAS NovaGold and Teck desire to form a general partnership (the "**Partnership**") under the *Partnership Act* (British Columbia) and are entering into this Agreement to set out their agreement as to respective rights and obligations in the Partnership, the management and control of the Partnership and certain other matters, all as set forth herein;

AND WHEREAS the Operator shall be wholly-owned by the Partnership;

AND WHEREAS NovaGold Guarantor and Teck Guarantor are entering into this Agreement to guarantee the obligations of NovaGold and Teck, respectively, hereunder;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions

Unless otherwise required by the context, for the purposes of this Agreement the following terms shall have the respective meanings set forth below:

"138kV Rights" means the rights and interests of CMHC to construct the 138kV System to be provided to the Partnership pursuant to the Contribution Agreement.

"138kV System" has the meaning given to that term in Section 2.10(a).

"287kV Rights" means the rights and interests of NovaGold and CMHC in connection with the 287kV System as provided in the master project agreement and related agreements to be entered into by NovaGold and CMHC with BC Hydro and BCTC.

"287kV System" has the meaning given to that term in Section 2.10(a).

"Accounting Procedures" means the accounting procedures set forth in Schedule "E".

"Acquiring Party" has the meaning given to that term in Section 2.7.

"Act" means the *Partnership Act* (British Columbia), as amended or replaced from time to time.

"Affected Party" has the meaning given to that term in Section 10.2.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, that Person. For purposes of this definition "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. "Control" shall be deemed to exist where a Person owns or holds, directly or indirectly, a thirty four percent (34%) or greater beneficial equity interest in another Person.

"Agreement", **"this Agreement"**, **"hereto"**, **"herein"**, **"hereby"**, **"hereunder"**, **"hereof"** and similar expressions refer to this agreement including the schedules and all amendments hereto, and not to any particular Article, Section, Schedule, subsection, clause, subdivision or other portion hereof.

"Annual Budget" has the meaning given to that term in Section 5.12(a).

"Applicable Law" means applicable laws (including common law), statutes, by laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions decrees, judgments, awards or requirements, in each case of any Governmental Authority.

"Approved Annual Budget" means an Annual Budget that has been approved by the Management Committee.

"Approved Financing Plan" means the Financing Plan that has been approved by Special Approval.

"Arbitration Act" has the meaning given to that term in Section 14.1.

"Arbitration Board" has the meaning given to that term in Section 14.1.

"Area of Interest" means the cross-hatched area on Schedule "A" attached hereto.

"Auditors" means PricewaterhouseCoopers LLP or such other firm of independent chartered accountants as may be approved and appointed by the Management Committee as the auditors for the Partnership from time to time.

"Authorization for Expenditure" or **"AFE"** means a written statement of a construction activity, operation, series of operations or undertakings to be conducted in respect of the Project, which statement shall include:

(a) the type, purpose and location of such construction activity, operation, series of operations or undertakings, in sufficient detail to enable a Party to understand the nature, scope, sequence and proposed time frame of such operation, series of operations or undertakings;

(b) an estimate of the anticipated costs of such activity or operation, which estimate shall be in sufficient detail to enable a Party to identify the anticipated costs of the identifiable segments of such construction activity, operation, series of operations or undertakings; and

(c) an estimate of the expected economic effect of such activity or operation.

"BC Hydro" means the British Columbia Hydro and Power Authority.

"BCTC" means the British Columbia Transmission Corporation.

"BCTC Costs" has the meaning given to the term Avoided Costs in the BCTC Letter Agreement or as the same may be defined in any definitive master project agreement entered into with the Province of British Columbia, BCTC and/or BC Hydro that supersedes and replaces the BCTC Letter Agreement.

"BCTC Letter Agreement" has the meaning given to that term in Section 2.10(a).

"Bonus Allocation" has the meaning given to that term in Section 8.1(c).

"Business Day" means any day, other than a Saturday or Sunday, on which banks in Vancouver, British Columbia are open for commercial banking business during normal banking hours.

"Business of the Partnership" has the meaning given to that term in Section 2.3.

"**Capital Account**" means the account to be maintained by the Partnership for each Partner in accordance with Section 4.9.

"**CDE**" has the meaning given to the term "Canadian development expense" in the Tax Act.

"**CEE**" has the meaning given to the term "Canadian exploration expense" in the Tax Act.

"**CEE Loan**" has the meaning given to that term in Section 9.8(a).

"**Change of Control**" means, as to any Person (the "**Subject Person**") the occurrence of a transaction or series of transactions as a result of which any Person acquires or becomes the beneficial owner of, or a combination of Persons acting jointly or in concert acquires or becomes the beneficial owner of, directly or indirectly, more than fifty percent (50%) of the voting securities, units or other instruments of ownership ("**Securities**"), as the case may be, of the Subject Person, either through the acquisition of previously issued and outstanding voting Securities, or of voting Securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect.

"**CMHC**" means Coast Mountain Hydro Corp., an Affiliate of NovaGold.

"**Commencement of Commercial Production**" means the first day of the month following the first 30 consecutive days during which concentrates have been produced from the mill forming a part of the Project at an average rate of not less than eighty percent (80%) of the production rate contemplated by the Feasibility Study.

"**Completion**" means satisfaction of the conditions for completion of the Project set forth in a Completion Agreement.

"**Completion Agreement**" means any completion agreement, including any completion guarantees, required by Lenders.

"**Confidential Information**" has the meaning given to that term in Section 15.1.

"**Construction Plan and Budget**" means the targets, timelines, schedules and budget for construction of the Project as envisaged in the October 2006 project feasibility as modified by NovaGold in early 2007, a copy of which has been provided to, and acknowledged, by Teck, or as the same may be updated, amended or modified by decision of the Management Committee from time to time.

"**Contribution**" means the value of property or the amount of money contributed to the Partnership by a Partner pursuant to this Agreement or acknowledged in this Agreement as having been made.

"**Contribution Agreement**" means the contribution agreement to be entered into between NovaGold and the Partnership immediately following execution of this Agreement.

"**Contribution Demand**" has the meaning given to that term in Section 4.5(a).

"**Discloser**" has the meaning given to that term in Section 15.3.

"**Dispute**" means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or in respect of any legal relationship associated with or derived from this Agreement.

"**Distributable Cash**" means, for each Month or such shorter time as determined by Special Approval, the aggregate of cash Partnership receipts in the period, including:

(a) all revenues of the Partnership including revenues earned from or attributable to the operation of the Project; plus

(b) interest and other income earned by the Partnership; plus

(c) cash proceeds from capital transactions, such as borrowings, sales of assets and Partners' Contributions and repayment of advances; plus

(d) any cash tax refunds received; plus

(e) insurance proceeds;

minus, without duplication, the aggregate of:

(f) cash outlays in the period in respect of the direct and indirect expenses of the Partnership including, without limitation, all operating costs, treatment charges, refining costs, transport costs, marketing costs, development fees and bonding costs incurred in connection with the Business of the Partnership, including any taxes paid by the Partnership; plus

(g) cash outlays in respect of the direct and indirect general and administrative costs incurred by the Partnership in connection with the Business of the Partnership; plus

(h) cash debt service costs, including interest, principal, fees and discounts with respect to indebtedness (including subordinated loans) incurred by the Partnership in connection with the Business of the Partnership; plus

(i) amounts subject to restrictions on distributions in Senior Debt agreements, if any; plus

(j) any capital expenditures incurred in connection with the Project; plus

(k) any required contributions to the Environmental Compliance Fund as approved by Special Approval; plus

(l) working capital reserves in an amount sufficient to fund the next 30-day working capital requirements of the Partnership or such greater amount reasonably

required in connection with the Business of the Partnership as may be approved by Special Approval; plus

(m) any other direct and indirect costs not included in subparagraphs (f) to (j) incurred or paid by the Partnership in the relevant period in the process of operating the Business of the Partnership or in earning the revenues from the sources referred to in subparagraphs (a) to (e).

"**Distribution**" means a distribution of money, property or rights or interests in property or any combination thereof by the Partnership to a Partner.

"**Effective Date**" means the date of this Agreement.

"**Environment**" means the environment or natural environment as defined in any Environmental Laws and includes air, surface water, ground water, land surface, soil, subsurface strata, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

"**Environmental Approvals**" means permits, certificates, licenses, authorizations, consents, agreements, instructions, directions, registrations or approvals issued, granted, conferred or required by a Governmental Authority pursuant to an Environmental Law relating to the Project, including all necessary environmental assessment approvals for the construction and operation of the Project.

"**Environmental Compliance**" means actions performed to comply with the requirements of Environmental Laws or contractual commitments related to reclamation of the Area of Interest or other compliance with Environmental Laws.

"**Environmental Compliance Fund**" means funds provided through Contributions approved by Special Approval, to be maintained by the Operator in a separate, interest bearing cash management account, which shall be used solely for Environmental Compliance.

"**Environmental Laws**" means applicable Laws relating to the Environment, environmental assessment, public health or safety, and includes any Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, reuse, recycling, release and disposal of hazardous substances.

"**Event of Force Majeure**" means any force, action or event beyond the reasonable control of a Party, including without limitation labour disruptions, failure of title, loss of permits, act of God, restraining orders, injunctions, orders of courts or governmental agencies or other actions or inactions of third parties.

"**Expansion Feasibility Study**" has the meaning given to that term in Section 11.2(b).

"**Feasibility Study**" means the feasibility study dated October 2006 prepared by Hatch Ltd. in conjunction with NovaGold.

"**Finance Committee**" has the meaning given to that term in Section 5.8(a).

"Financing Plan" has the meaning given to that term in Section 12.1.

"First Nations" means aboriginal persons in Canada including, without limitation, members of the Tahltan.

"Fiscal Year" has the meaning given to that term in Section 9.1.

"Forrest Kerr Project" means CMHC's proposed Forrest Kerr Hydroelectric Project, consisting of a 115 MW run-of-river hydroelectric generating facility to be located on the Iskut River near its convergence with Forrest Kerr Creek and related infrastructure including the Electricity Purchase Agreement entered into by CMHC with BC Hydro in connection thereof or as the same may be amended or suspended from time to time.

"GAAP" means generally accepted accounting principles in Canada in effect from time to time, as published in the Handbook of the Canadian Institute of Chartered Accountants consistently applied throughout the specified period and in the immediately prior comparable period.

"Galore Creek Assets" means the assets to be contributed by NovaGold to the Partnership pursuant to the Contribution Agreement.

"Galore Creek Liabilities" means the liabilities of NovaGold to be assumed by the Partnership pursuant to the Contribution Agreement.

"General Manager" means the general manager of the Operator.

"Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making party:

(a) having or purporting to have jurisdiction on behalf of any nation, province, state or other geographic or political subdivision thereof; or

(b) exercising or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

"Governmental Authorizations" means all applied for and granted authorizations, approvals, including any Environmental Approvals, orders, certificates, consents, derivatives, notices, licenses, permits, variances, registrations or similar rights issued to or required for the use, operation or ownership of any of the assets of the Project by or from any Governmental Authority, as amended from time to time.

"Green Power Projects" means sustainable electricity generating projects such as hydro-electric generating facilities.

"Gross Revenues" means gross revenues realized from the sales of mineral concentrates before deductions of treatment, refining, transport and marketing costs, as determined in accordance with GAAP and the Accounting Procedures.

"**Guaranteed Parties**" has the meaning given to that term in Section 6.1(a).

"**Guarantor**" has the meaning given to that term in Section 6.1(a).

"**Initial Funding Commitment**" has the meaning given to that term in Section 4.2(a).

"**Insolvent Partner**" has the meaning given to that term in Section 8.1(a).

"**Interim Budget**" has the meaning given to that term in Section 5.12(a).

"**Laws**" or "**Law**" means applicable laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Governmental Authority.

"**Lender**" means any Person or Persons providing financing or refinancing to the Partnership in accordance with the Financing Plan.

"**Major Project Expansion**" has the meaning given to that term in Section 11.2.

"**Management Committee**" means the management committee provided for in Article 5.

"**Mineral Tax Act**" means the *Mineral Tax Act* (British Columbia) as revised or amended from time to time.

"**Month**" means a calendar month.

"**NI 43-101**" has the meaning given to that term in Section 15.3.

"**Non-capital loss**" means a loss as computed under subparagraph 96(1)(c)(ii) (or an analogous provision) of a Tax Act.

"**Notice of Acceptance**" has the meaning given to that term in Section 10.1(b)(iii).

"**NovaGold Project Expenses**" has the meaning given to that term in Section 4.2(b).

"**Operator Board**" means the board of directors of the Operator.

"**Ordinary Approval**" has the meaning given to that term in Section 5.4(a).

"**Participating Percentage**" means, subject to any adjustments made in accordance with this Agreement, with respect to a Partner, its percentage interest in the Partnership at such time, provided, however, that the total of all Participating Percentages shall always equal one hundred percent (100%), and as at the Effective Date, the Participating Percentages of the Partners are as set out in Schedule "B".

"**Partner**" means a partner in the Partnership.

"Partner Quarter" means the following three-month reporting periods:

(a) December 1 to February 28 (or February 29 in a leap year);

(b) January 1 to March 31;

(c) March 1 to May 31;

(d) April 1 to June 30;

(e) June 1 to August 30;

(f) July 1 to September 30.

(g) September 1 to November 30; and

(h) October 1 to December 31.

"Partnership" has the meaning given to that term in the Recitals.

"Partnership Interest" means, with respect to any Partner, an interest in the Partnership based on its Participating Percentage at any particular time, including: (a) that Partner's status as a Partner; (b) that Partner's share of unpaid Distributions, or the right to receive Distributions from the Partnership; (c) all other rights, benefits and privileges enjoyed by that Partner in its capacity as a Partner under the Act, this Agreement or otherwise; and (d) all obligations, duties and liabilities imposed on that Partner in its capacity as a Partner under the Act, this Agreement or otherwise, including any indebtedness to the Partnership or obligations to make Contributions.

"Partnership Taxation Year" means, in respect of the Partnership, the fiscal period of the Partnership as determined for purposes of the Tax Act.

"Party" means a party to this Agreement.

"Permitted Investments" means: (a) Government of Canada treasury bills; (b) Guaranteed Investment Certificates or other deposit instruments of one or more of Canadian Imperial Bank of Commerce, the Toronto Dominion Bank, the Bank of Montreal, the Bank of Nova Scotia and the Royal Bank of Canada or (c) any tax-exempt securities that are rated at least "AA" (high quality) as such rating is determined by Moody's as of the date upon which such investment is made or the equivalent rating from S&P or DBRS; provided that any such instrument: (i) shall not have a term to maturity in excess of 90 days; and (ii)shall be reasonably practical for the Partnership to purchase and administer in the ordinary course.

"Permitted Transfer" has the meaning given to that term in Section 10.3.

"Permitted Transferee" has the meaning given to that term in Section 10.3.

"**Person**" means any individual, sole proprietorship, partnership, limited partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

"**Prime Rate**" means the annual prime lending rate used from time to time by the Royal Bank of Canada, Main Branch, Vancouver, British Columbia, for loans made in Canada in Dollars to such bank's preferred commercial borrowers.

"**Priority Sharing Period**" has the meaning given in Section 9.7.

"**Project**" has the meaning given to that term in Section 2.3.

"**Related Counterparty**" has the meaning given to that term in Section 5.5(b).

"**Representative**" has the meaning given to that term in Section 5.2(b).

"**ROFR Interest**" has the meaning given to that term in Section 10.1(b).

"**ROFR Notice**" has the meaning given to that term in Section 10.1(b).

"**Senior Debt**" has the meaning given to that term in Section 12.1.

"**Shortfall**" has the meaning given to that term in Section 4.7(b)(i)

"**Special Approval**" has the meaning given to that term in Section 5.4(b).

"**Subcommittee**" has the meaning given to that term in Section 5.9(b).

"**Tahltan Participation Agreement**" means the participation agreement for the Galore Creek Mine dated February 10, 2006 between the Tahltan Central Council and NovaGold.

"**Tax Act**" means the *Income Tax Act* (Canada) as revised or amended from time to time and all applicable income tax and similar legislation of the provinces of Canada.

"**Taxable Income**" means, for a Fiscal Year, the income of the Partnership for the Fiscal Year determined pursuant to the provisions of section 96 of the Tax Act and any similar provision of income tax legislation of a province of Canada.

"**Taxable Loss**" means, for a Fiscal Year, the loss of the Partnership for the Fiscal Year determined pursuant to the provisions of section 96 of the Tax Act and any similar provision of income tax legislation of a province of Canada

"**Technical Committee**" has the meaning given to that term in Section 5.7(a).

"**Threshold Amount**" has the meaning given to that term in Section 8.1(c).

"Transfer" or **"Transferred"** means any transfer, sale, exchange, assignment, gift, mortgage, pledge, encumbrance, hypothecation, alienation, disposition, declaration of trust or transfer howsoever otherwise of all or any undivided interest in a Partnership Interest by a Partner to any other Person whether voluntary, involuntary, by operation of law or in accordance with this Agreement.

"Transferring Partner" means any Partner that has agreed (conditionally or otherwise) to a Transfer.

"Unanimous Approval" has the meaning given to that term in Section 5.4(c).

"voting" has the meaning given to that term in Section 5.3(a).

1.2 Schedules

Attached to and forming part of this Agreement are the following Schedules:

Schedule "A" - **Area of Interest**

Schedule "B" - **Participating Percentages**

Schedule "C" - **Major Project Expansion – General Principles**

Schedule "D" - **NovaGold Bonding Costs and Letters of Credit**

Schedule "E" - **Accounting Procedures**

Wherever any term or condition, express or implied, of any schedule conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail to the extent of the conflict.

1.3 Rules of Interpretation

For all purposes of this Agreement, unless the context otherwise requires:

(a) words in the singular include the plural and vice versa and words in a particular gender include all genders;

(b) all accounting terms not otherwise defined in this Agreement or the Accounting Procedures have the meanings assigned to them by, and all computations to be made under this Agreement shall be made in accordance with, GAAP;

(c) any reference to a statute shall include and shall be conclusively deemed to be a reference to such statute and to any regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant to the statute;

(d) any reference to an agreement means a reference to such agreement as amended, modified, supplemented, restated or replaced from time to time;

(e) any reference to an entity includes any successor to such entity and as permitted hereunder;

(f) unless otherwise indicated, all references to dollars are expressed in the currency of Canada;

(g) unless otherwise indicated, references to "Article", "Section", "Schedule", and subsection and other subdivisions are to Articles, Sections, Schedules and subsections of this Agreement; and

(h) the word "including" is not limiting, whether or not non-limiting language such as "without limitation" or "but not limited to" or words of similar import are used with reference thereto.

ARTICLE 2
BUSINESS OF THE PARTNERSHIP

2.1 Formation

NovaGold and Teck, as partners, hereby agree to form and organize the Partnership as a general partnership under the Act and agree to forthwith file a registration statement in accordance with the Act.

2.2 Name

The name of the Partnership is "Galore Creek Partnership" and the Business of the Partnership shall be conducted in that name, the name of the Operator (as agent, nominee and bare trustee for the Partnership) or such other names as the Partners may select.

2.3 Business of the General Partnership

(a) Business of the Partnership. The business of the Partnership is hereby agreed to be limited to:

(i) the further exploration, development, construction and operation of the Galore Creek Assets including, without limitation, the development and construction of the Galore Creek mine, mill and all related infrastructure, all in accordance with the Construction Plan and Budget (the "**Project**");

(ii) all matters relevant or ancillary to the Project; and

(iii) such other business endeavours, acts or activities as the Partners may determine by Unanimous Approval;

(altogether, the "**Business of the Partnership**").

(b) Businesses Excluded from the Business of the Partnership. Subject to Sections 2.3(a) and 2.7, the following businesses and business opportunities are expressly excluded from the Business of the Partnership:

(i) all of the existing business conducted by a Partner and any Affiliate of a Partner as of the Effective Date (other than the business of NovaGold in connection with the Project); and

(ii) any existing or future business opportunities accruing to any one or more of the Partners and to any Affiliate thereof outside of the Area of Interest, howsoever arising, whether or not such business may compete directly or indirectly with any Business of the Partnership or the business of any Partner or an Affiliate thereof.

2.4 No Authority of Partners to Bind Partnership

No Partner shall have authority to act for, or assume any obligation or responsibility on behalf of, the Partnership without the prior written approval of the Management Committee.

2.5 Subsidiaries and Other Entities

The Partnership may carry on the Business of the Partnership, in whole or in part, by itself, in association with others, or through one or more corporations owned in whole or in part by the Partnership, including without limitation the Operator, and the Partnership may be a partner in another partnership. The Partnership shall cause the voting and approval arrangements and other procedures with respect to the board of directors and management of any such corporation or partnership, including the Operator, to be subject to, or otherwise the same as, the approval rights and procedures set forth in Article 5.

2.6 Office

The principal offices of the Partnership shall be at such place or places in Vancouver, British Columbia or such other place as the Management Committee may from time to time determine. Written notice of, and any change to, such offices shall be given to each Partner.

2.7 Area of Interest

(a) Notice of New Opportunity. If a Partner or its Affiliate (the "**Acquiring Party**") acquires any property, any portion of which is within the Area of Interest (other than any property related to the Forrest Kerr Project or any other Green Power Projects), it will notify the other Partner and provide details concerning such property including details as to any prior exploration work, terms on which such property or right was acquired and an assessment of the likely benefits to the Partnership (the "**New Opportunity Notice**").

(b) Acceptance. The other Partner will have a period of 120 days following receipt of a New Opportunity Notice to determine if it wishes such property to be included in the Project for the purposes of this Agreement by giving written notice to such effect to the Acquiring Party. Upon receipt of such notice the Acquiring Party will forthwith transfer (or cause to be transferred) such property to the Operator, for the benefit of the Partnership, and the Partnership will reimburse the Acquiring Party for costs incurred by the Acquiring Party to the date of transfer.

2.8 Bonding

(a) General. Each of the Partners shall be severally responsible in accordance with its respective Participating Percentage for all bonding and letters of credit required in connection with the Project including, without limitation, any bonding required in connection with environmental matters, power supply, exploration, bonding and major supply agreements. If a third party does not accept a bonding arrangement made by a Partner for the Partnership, the Operator shall make a Contribution Demand to such Partner for the equivalent cash amount, which amount will be used as cash collateral in respect of the relevant Partnership obligation. No contribution made pursuant to a Contribution Demand made under this Section 2.8 will affect the Participating Percentages of the Partners. If the Operator issues a Contribution Demand under this section and the relevant Partner fails to pay, such default shall be governed by Section 4.7(b).

(b) Teck. Teck shall, following the Effective Date, make arrangements to assume and/or reimburse NovaGold for its pro rata share, based on its Participating Percentage, of all bonding costs and/or letters of credit posted by NovaGold in connection with the development of the Project prior to the Effective Date, as listed in Schedule "D". If such assumption or reimbursement by Teck is not accepted or approved by the relevant third party or is otherwise not possible, Teck shall post its pro rata share of such bonding costs and/or letters of credit in accordance with its Participating Percentage.

2.9 Marketing

The Parties agree that after Commencement of Commercial Production, Teck or one of its Affiliates will act as marketing agent for the Partnership in respect of concentrates produced by the Partnership pursuant to an agreement to be entered into upon arms-length commercial terms. The Parties acknowledge that in certain circumstances, for financing purposes, it may be beneficial for a Partner to acquire concentrates from the Partnership, on terms subject to Unanimous Approval.

2.10 Electricity Supply

(a) Background. The Parties acknowledge that the construction of a transmission infrastructure to connect the Project to the provincial transmission system for the supply of electricity will take one of two possible forms:

(i) The construction of a 138kV system by the Partnership, including a transmission line from Bob Quinn to the existing BC Hydro grid at Meziadin Junction pursuant to the 138kV Rights (the "**138kV System**"); or

(ii) The construction by BCTC and BC Hydro of a proposed 287kV system which would render the 138kv system unnecessary (the "**287kV System**"), as is contemplated under a non-binding letter agreement dated May 17, 2007 among NovaGold, the Province of British Columbia, BCTC and BC Hydro (the "**BCTC Letter Agreement**").

The Parties acknowledge that NovaGold and its Affiliates will convey the 138kV Rights and the 287kV Rights to the Partnership pursuant to the Contribution Agreement. The Parties further acknowledge that the Partnership's objective is to support and encourage the development of the 287kV System, but that this alternative is subject to a number of governmental approvals which are beyond the control of any of the Parties.

(b) Construction and Allocation of Costs. Further to the objectives set forth in paragraph (a) above, the Parties agree as follows:

(i) 138kV System. Upon transfer of the 138kV Rights to the Partnership, all costs associated with the construction of the 138kV System shall be deemed to be assumed by the Partnership and incorporated into the Construction Plan and Budget. If the 138kv System is ultimately constructed, the Partnership shall be the owner of this system and will allow the Forrest Kerr Project to utilize the 138kV System for the transmission of power pursuant to the development plans for the Forrest Kerr Project, provided that: (1) the Forrest Kerr Project's use of the 138kV System does not disrupt the delivery of power to the Project and (2) the Forrest Kerr Project shall pay wheeling charges to the Partnership on arms length commercial terms so long as it requires this system.

(ii) 287kV System. The Partnership shall work with NovaGold and its Affiliates to prepare and execute definitive agreements with the Province of British Columbia, BCTC, and BC Hydro as soon as practicable after the Effective Date and shall satisfy all obligations under such agreements including any obligation for BCTC Costs. In the event the Forrest Kerr Project is developed and utilizes the 287kV System, NovaGold shall cause the Forrest Kerr Project to reimburse the Partnership for fifty percent (50%) of BCTC Costs paid by the Partnership at the commencement of commercial sale of electricity to BC Hydro by the Forrest Kerr Project pursuant to the electricity purchase agreement between CMHC and BC Hydro as amended.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties

Each of the Parties severally represents, warrants, covenants and agrees with each other Party that such Party:

(a) is a corporation duly incorporated, organized and subsisting under the laws of its jurisdiction of incorporation with the requisite corporate power and authority to own and operate its properties and assets and to carry on its business and has made all necessary filings under all Laws to which it is subject;

(b) has the capacity and the corporate or other applicable authority to execute, deliver and perform its obligations under this Agreement on the terms and conditions herein, and the execution, delivery and performance of this Agreement has been authorized by all necessary corporate action on the part of such Party and no other corporate proceedings or approvals are required on the part of such Party to authorize this Agreement;

(c) is not subject to any conflict or default under its articles of incorporation, by-laws or any agreement by which it is bound or Laws to which it is subject with respect to its obligations in this Agreement;

(d) has entered into this Agreement, which constitutes a valid and legally binding obligation of such Party, enforceable against such Party in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

(e) is not, and shall not become, a "non-resident" of Canada for the purposes of the Tax Act; and

(f) shall ensure that its status as a legal entity and resident of Canada shall not be modified.

3.2 Partners

In addition to the representations and warranties set out in Section 3.1, each of the Partners represents and warrants to the other Partner that, as at the Effective Date, such Partner is a wholly-owed subsidiary of its Guarantor.

3.3 Survival of Representations, Warranties and Covenants

The representations, warranties and covenants made pursuant to Section 3.1 shall survive execution of this Agreement and each Party covenants and agrees to ensure that each representation, warranty and covenant made pursuant to Section 3.1 remains true so long as such Party remains a party to this Agreement.

ARTICLE 4
CONTRIBUTIONS BY PARTNERS

4.1 Initial Contribution by NovaGold

Immediately following execution of this Agreement, NovaGold and the Partnership will enter into the Contribution Agreement pursuant to which NovaGold will transfer to the Partnership, or the Operator as nominee to the Partnership, on the terms and conditions contained therein, the Galore Creek Assets in exchange for the assumption by the Partnership of the Galore Creek Liabilities and the issuance to NovaGold of a fifty percent (50%) Partnership Interest in the Partnership.

4.2 Initial Contribution by Teck

(a) Initial Funding Commitment. Subject to paragraph (d) below, Teck hereby unconditionally agrees to fund five hundred twenty million five hundred thousand dollars ($520,500,000) of Project expenditures (the obligation to fund such amount being the "**Initial Funding Commitment**"). The Initial Funding Commitment is subject to adjustment in accordance with paragraph (b) below.

(b) Adjustment. The Initial Funding Commitment shall be adjusted upward or downward, as the case may be, by an amount equal to the amount by which all construction, contractor advances or construction-related costs for the Project paid or incurred by NovaGold in accordance with the Construction Plan and Budget ("**NovaGold Project Expenses**") prior to the Effective Date exceeds or is less than one hundred and nine million dollars ($109,000,000). Teck acknowledges that the NovaGold Project Expenses include eleven million six hundred seventy two thousand five hundred thirty three dollars ($11,672,533) incurred by NovaGold prior to January 1, 2007. Within 90 days after the Effective Date, NovaGold shall deliver to Teck a statement showing the aggregate of all NovaGold Project Expenses from January 1, 2007 up to the Effective Date and the adjustment, if any, to the Initial Funding Commitment (the "**Adjustment Statement**"), which shall have been audited by PricewaterhouseCoopers LLP at the Partnership's cost. The Initial Funding Commitment shall be automatically adjusted in accordance with the foregoing, based on the NovaGold Project Expenses of eleven million six hundred seventy two thousand five hundred thirty three dollars ($11,672,533) in 2006 and such audited NovaGold Project Expenses to the Effective Date.

(c) Satisfaction of Commitment. Subject to Section 9.8, to satisfy the Initial Funding Commitment, Teck shall contribute seventy seven million six hundred and six thousand two hundred seventy eight dollars ($77,606,278) as capital to the Partnership on the Effective Date and shall thereafter contribute as capital, monthly as required, one hundred percent (100%) of cash required by the Partnership in accordance with Contribution Demands made by the Operator following the Effective Date until the Initial Funding Commitment has been satisfied.

(d) Force Majeure Delay. If, prior to Teck having satisfied the Initial Funding Commitment, the execution of the Project in accordance with the Construction Plan and Budget is, or is reasonably expected to be, substantially delayed or prevented by reason of an Event of Force Majeure, Teck may by written notice to NovaGold relinquish its Partnership Interest, forfeit any amounts previously paid and be relieved of the Initial Funding Commitment, provided that Teck will in such event provide NovaGold with not less than 90 days' notice of its intention to relinquish its Partnership Interest and will continue to fund Partnership costs and expenses to the extent necessary to fund demobilization, place the Project on care and maintenance and satisfy minimum commitments under outstanding contracts related to the Project. For this purpose, the Project will be "substantially delayed" if the Commencement of Commercial Production is, or is reasonably expected to be, delayed by 12 months or more by reason of such Event of Force Majeure. In such circumstances, Teck will, if requested by NovaGold, transfer its Partnership Interest and all rights related thereto, including any CEE Loans, to a party designated by NovaGold for consideration of $1.00

4.3 Participating Percentages

The Participating Percentage of each Partner as of the Effective Date is set forth on Schedule "B". Thereafter, the Participating Percentage of a Partner shall be adjusted from time to time in accordance with this Agreement and the Operator shall revise Schedule "B" accordingly and sign and attach a dated copy of such Schedule to this Agreement, which revised Schedule "B" shall supersede and replace all earlier versions of Schedule "B" and become the governing Schedule "B".

4.4 On-going Funding Contributions

Following the expenditure by Teck of the Initial Funding Commitment in accordance with Section 4.2, all future Contribution Demands of the Partnership shall be funded by NovaGold and Teck pro rata in accordance with their respective Participating Percentages from time to time, subject to Section 4.7. All Contribution Demands shall be funded within ten Business Days of receipt. All such Contributions shall be made in accordance with Section 4.5.

4.5 Payment of Contributions

(a) Contribution Demands. The Operator shall issue or cause to be issued a written notice to each Partner (a "**Contribution Demand**") for payment of Contributions to be made in accordance with Sections 4.2(c) and 4.4, in such amounts as shall be required to finance the Business of the Partnership including exploration, development, construction, bonding by the Partnership and payments required under the Tahltan Agreement in accordance with the Construction Plan and Budget, the Approved Annual Budget most recently approved by the Management Committee, AFE duly approved by the Management Committee or as required to meet emergency expenditures incurred in accordance with Section 5.4(e). Contribution Demands shall be made in advance in amounts such that at all times the Partnership has a maximum of 60 days and a minimum of 30 days working capital.

(b) Information. Each Contribution Demand shall contain the following information:

(i) the total amount of Contributions requested from all Partners;

(ii) the amount of Contributions requested from the Partner to whom the request is issued, where, in the case of a Contribution Demand made in accordance with Section 4.4, such amount is to be in the proportions as set forth in Section 4.3 following the funding of the Initial Funding Commitment;

(iii) the bank account of the Partnership, if any, to which the amount contemplated in such request is to be wired or otherwise transferred (if applicable); and

(iv) a reconciliation to the last Contribution Demand issued by the Operator.

(c) Payment. Unless otherwise indicated in a Contribution Demand, each Partner shall pay its Contribution provided for therein in Canadian dollars within ten Business Days of its receipt thereof. Time is of the essence in the performance by each Partner of its payment obligations in this paragraph (c). Any failure by a Partner to pay its Contribution within such time period may subject it to the dilution provisions of Section 4.7.

(d) Capital Account. All amounts received by the Partnership pursuant to Sections 4.1, 4.2 and this Section 4.5, whether received prior to, on or after the date specified in Section 4.5(a), shall be credited to the respective Partner's Capital Account in accordance with Section 4.9. All amounts received by the Partnership from a Partner after the date specified in Section 4.5(c) shall be accompanied by interest on such overdue amounts, which interest shall be payable to the Partnership and shall accrue from and after such specified date at a rate per annum equal to five (5%) percentage points over the Prime Rate.

(e) Compliance. Each Partner agrees that it shall make payments of its respective Contributions in accordance with Contribution Demands issued pursuant to this Section 4.5 and the Partnership and the Operator shall utilize the Contributions in accordance with such requests.

4.6 No Voluntary Contributions

No Partner shall make any Contributions to the Partnership except pursuant to the terms of this Agreement.

4.7 Dilution

(a) Initial Funding Commitment. If Teck does not fund a Contribution Demand during the period of its Initial Funding Commitment and such default remains unremedied for five Business Days following receipt of a written notice of default, Teck will, first, forgive any amounts owed to Teck under CEE Loans and, immediately thereafter, forfeit any amounts previously paid and relinquish its Partnership Interest and all rights related thereto. In such circumstances, Teck will, if requested by NovaGold, transfer its Partnership Interest and all rights related thereto including any CEE Loans to a party designated by NovaGold for consideration of one dollar ($1.00).

(b) Ongoing Contributions. After Teck has satisfied the Initial Funding Commitment, if either Partner (the "**Non-Funding Partner**") does not fund a Contribution Demand in accordance with its obligations under this Agreement and such default continues unremedied for more than five Business Days following receipt of written notice of default, the other Partner (the "**Funding Partner**") may, at its option, by written notice to the Defaulting Partner, at its election:

(i) fund the Contribution Demand or any portion of the Contribution Demand not funded (the "**Shortfall**") by an additional contribution to the Partnership in which case the respective Participating Percentages of the Partners will be immediately readjusted following such contribution to reflect the respective investment or deemed investment of the Partners in the Partnership at such date, in accordance with Section 4.7(e);

(ii) advance the Shortfall to the Partnership for and on behalf of the Non-Funding Partner, in which case such advance shall be deemed to be a loan by the Funding Partner to the Non-Funding Partner of the amount so advanced which loan shall bear interest at the Prime Rate plus five percent (5%) and be payable on demand; or

(iii) exercise such other rights as are provided for in this Agreement.

(c) Grant of Security Interest. Subject to any security interests granted in connection with the definitive documentation giving effect to the Approved Financing Plan, each Partner assigns, pledges and charges, as and by way of fixed and specific security, and grants a security interest in its Partnership Interest in favour of the other Partner in the Partnership from time to time, to secure the due payment of any loans advanced by a Funding Partner pursuant to Section 4.7(b)(ii).

(d) Perfection of Security. Each Partner shall, promptly and in any event within five business days after the request to do so, take, and cooperate with other Partner in taking, all actions, including filings, registrations and recordings in all appropriate jurisdictions as may be necessary and appropriate to ensure that the security contemplated by Section 4.7(c) perfected, valid and enforceable and shall have the highest possible ranking priority, subject only to any higher ranking interest granted in accordance with the Approved Financing Plan.

(e) Deemed Investment. For purposes of the dilution calculations in this Section 4.7, following satisfaction by Teck of the Initial Funding Commitment, each of Teck and NovaGold will be deemed to have a six hundred million ($600,000,000) investment in the Partnership. Thereafter, each Partner's deemed investment in the Partnership will be increased by any further amount contributed by such Partner to the Partnership (except that any contribution made by a Partner for cash collateral bonding requirements in accordance with Section 2.8(a) shall not be included in this calculation), and decreased by any amount distributed by the Partnership to such Partner (except that any Bonus Allocation distributed to NovaGold in accordance with Section 8.1(c) shall not be included in this calculation), as the case may be, from time to time in accordance with this Agreement, and each Partner's Participating Percentage shall be adjusted accordingly.

4.8 Construction Budget and Exploration Expenses

(a) Construction. The Construction Plan and Budget, together with any funding required for agreed expansion studies, shall form the basis for all reporting, Contribution Demands, and financial planning unless otherwise agreed by the Management Committee. The Parties acknowledge that the principal expenses covered under the Construction Plan and Budget include, without limitation, expenses for exploration, development, construction, bonding and payments required under the Tahltan Agreement. The Construction Plan and Budget may only be amended by Special Approval.

(b) Exploration. The Partners hereby agree to continue the funding of significant exploration programs relating to the Project in accordance with the Construction Plan and Budget or as the Management Committee may otherwise determine for at least five years from the Effective Date.

4.9 Capital Accounts

A separate Capital Account shall be established and maintained for each Partner (a "**Capital Account**") in accordance with GAAP taking into account that each Partner's Capital Account: (i) shall be increased by the amount of any Contribution made by a Partner to the Partnership and, as allocated in accordance with GAAP, allocations to that Partner of Partnership income and gain, and (ii) shall be decreased by the amount of any Distribution to that Partner by the Partnership and allocations to that Partner of Partnership loss, all determined in accordance with GAAP.

4.10 No Interest on Contributions or Capital Accounts

No Partner shall be entitled to interest on its Contributions or on any credit balance in its Capital Account. Except as provided in this Agreement or pursuant to the Act, no Partner is required to pay interest to the Partnership on any negative balance in its Capital Account.

4.11 Set-Off

The Partnership may set-off against and withhold from any amount that would otherwise be payable to a Partner, any amount that is due and owing to the Partnership on account of any unpaid portion of the amount requested under any Contribution Demand of such Partner and interest accrued thereon. Such non-funding Partner shall not have any right to vote on any decision of the Management Committee to approve such set-off and withholding.

4.12 Return of Contributions

Except as provided herein, a Partner is not entitled to the return of any part of its Contributions. An unrepaid Contribution is not a liability of the Partnership or of any Partner. A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner's Contributions.

ARTICLE 5
MANAGEMENT OF THE PARTNERSHIP

5.1 Management Structure

(a) General. The Management Committee shall supervise the management of the Business of the Partnership. Subject to the oversight of the Management Committee, the Operator and its duly authorized officers shall be responsible for the day to day management of the Business of the Partnership and shall have authority to act for, or assume any obligation or responsibility on behalf of, the Partnership solely in accordance with the provisions of this Agreement or any written resolution of the Management Committee from time to time.

(b) Authority. In the exercise of the rights, powers and duties granted and transferred hereunder to the Partners and to the extent that the Partners' powers to manage the Business of the Partnership is hereby restricted, Representatives on the Management Committee shall serve as the representatives and agents of their appointing Partners and each Partner represents and warrants that its Representatives have been duly authorized to act for and bind such Partner.

5.2 Management Committee

(a) Binding Decisions. The Partners shall act collectively through the Management Committee. Decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Partnership and the Partners and shall be binding on each Partner, officer and employee of the Partnership and the Operator. The Management Committee shall conduct its affairs in accordance with this Article 5 and the other provisions of this Agreement.

(b) Composition. The Management Committee shall be comprised of four members, two members nominated by Teck and two members nominated by NovaGold (each such nominated member shall hereinafter be referred to as such Partner's "**Representative**"). Teck and NovaGold may also nominate alternate members to the Management Committee who shall be entitled to attend and vote at Management Committee meetings in the event that the relevant Representative is unable to attend. Any Partner may at any time, by written notice to all other Partners and to the Partnership, remove its Representative(s) on the Management Committee and designate a new Representative(s). Each Representative shall serve on the Management Committee until his successor shall be duly designated or until his death, resignation or removal by the Partner that appointed him. Any action taken by the Partnership or the Operator in compliance with the direction of the Management Committee pursuant to its authority hereunder shall be binding on the Partnership.

(c) Chairman. The Chairman of the Management Committee shall be appointed by the Partner having the largest Partnership Interest in the Project provided that so long as the Partners have equal Partnership Interests in the Project, the chairmanship shall be rotated on an annual basis between NovaGold and Teck with Teck to be entitled to nominate the Chairman for the first year following the Effective Date.

(d) Notice. Meetings of the Management Committee shall be held at any time upon call of the Chairman, any other Representative on the Management Committee or the General Manager. Meetings of the Management Committee shall be held at least monthly during Project construction and thereafter at least once in each calendar quarter. At least 14 days prior notice of each meeting of the Management Committee, together with notice of the agenda for the meeting, shall be given to each Representative by the person calling the meeting provided that notice of any meeting or the agenda for the meeting or both may be waived in

writing by each member. Additional items may be added to the agenda by the Chairman or any other member of the Management Committee by notice to each member not less than five days prior to the scheduled date for the meeting. If notice of an agenda has not been waived as provided above, only items on the agenda may be subject of a decision at a Management Committee meeting unless otherwise agreed by all Representatives participating in the meeting. Materials necessary to permit a reasoned decision with respect to any agenda item shall be circulated by the Operator reasonably in advance of each Management Committee meeting.

(e) Place of Meetings. Unless otherwise agreed to by all Representatives, meetings of the Management Committee shall be held in Vancouver, British Columbia.

(f) Telephonic Meetings. Members of the Management Committee may participate in meetings by telephone or video conference or other similar communications equipment by means of which all persons participating in the meeting can hear each other.

(g) Quorum. Any two Representatives, at least one of whom must be a Representative of each Partner, shall constitute a quorum for all meetings of the Management Committee provided that if a Representative of a Partner is not present at a scheduled meeting, the meeting will be adjourned without further notice until the third Business Day thereafter at which adjourned meeting the quorum shall consist of any two Representatives on the Management Committee present.

(h) Action by Written Consent. Any action that may be taken by the Management Committee at a meeting may be taken by a written resolution signed by all of its members.

(i) Rules of Conduct and Minutes. The Management Committee may establish such rules for the conduct of its affairs and may establish one or more committees to make recommendations to the Management Committee as it may deem appropriate. Minutes shall be kept of all meetings of the Management Committee and any other committees established by the Management Committee.

(j) Expenses. Expenses incurred by any Representative, including any Representatives on any Subcommittee, and any associated advisors attending any Management Committee or Subcommittee meetings will be borne by the Partner that nominated such Representative.

(k) Representatives' Access. Each Representative shall be entitled to examine the books and records of the Partnership and the Operator and shall have free access, at all reasonable times and with prior written notice, to any and all properties and facilities of the Partnership or the Operator. The Partnership and the Operator shall provide such information relating to the Business of the Partnership and the Partnership's financial position as any Representative may require. Any

Representative may provide such information to a Partner. Confidential Information will be subject to Section 15.2.

5.3 Voting

(a) Voting. Except as otherwise provided in this Agreement, all actions by the Management Committee shall be by majority vote with the Representatives of each of NovaGold and Teck having an aggregate number of votes equal to the respective Participating Percentages of NovaGold and Teck, from time to time, expressed as whole numbers. If the Chairman is absent from any meeting of the Management Committee, the members present may nominate a representative of the Partner entitled at such time to appoint the Chairman to act as Chairman at the meeting. The Chairman shall not have a second or casting vote.

(b) Determination of Rights. Schedule "B", as it may be amended from time to time to reflect changes in the Participating Percentages, shall be controlling for purposes of determining voting rights in any instance where voting is based on a Partner's Partnership Interest.

(c) Voting Discretion. Each Representative shall be entitled to vote on matters in the interests of the Partner he represents, in the sole and absolute discretion of such Representative without having regard to the interests of the Partnership.

5.4 Management Committee Approvals

(a) Matters Requiring Ordinary Management Committee Approval. The following matters shall require approval of more than fifty percent (50%) of the votes cast at the Management Committee where such items are considered (an "**Ordinary Approval**"):

(i) after the Commencement of Commercial Production, approval of annual operating budgets, life-of-mine plans;

(ii) approval of individual contracts or commitments in excess of twenty five million dollars ($25,000,000) during construction or ten million dollars ($10,000,000) after Commencement of Commercial Production;

(iii) approval of sole source supply commitments of the Partnership in excess of one million dollars ($1,000,000);

(iv) approval of (i) budget overruns of more than the lesser of ten percent (10%) or ten million dollars ($10,000,000) on any single line item over ten million dollars ($10,000,000) and (ii) budget overruns of more than one million dollars ($1,000,000) on any single line item under ten million dollars ($10,000,000);

(v) adoption of, or material changes to, policies by the Partnership or the Operator including environmental, employee, safety or other policies;

(vi) approval of any material arrangement with any Governmental Authorities or First Nations necessary for the furtherance of the Project;

(vii) approval of a human resource package and strategy for officers and employees of the Partnership and the Operator;

(viii) approval of suspension of operations (except in the circumstances contemplated by Section (x)(b)(vi));

(ix) approval of reserve and resource estimates; and

(x) approval of an insurance plan for the Project.

(b) Matters Requiring Special Management Committee Approval. The following matters shall require approval of not less than sixty-six percent (66%) of the votes cast at the Management Committee where such items are considered (a "**Special Approval**"):

(i) appointment of the General Manager responsible for the Project, provided that (i) the Parties agree that the initial General Manager shall be Doug Brown, (ii) any successor General Manager shall be chosen from among such persons as NovaGold or Teck may nominate from time to time, and (iii) any Partner with at least a fifty percent (50%) Participating Percentage may require that the General Manager be terminated by the Operator and a new General Manager appointed;

(ii) settlement of any litigation or arbitration that involves a payment by or to the Partnership in excess of one million dollars ($1,000,000), including the litigation with Pioneer Metals Corporation with respect to the Grace Option Agreement or in connection with related surface rights, provided, however, that decisions concerning litigation or arbitration between the Partnership and a Partner or an Affiliate of such Partner in connection with the Project shall each be taken by a vote in which Representatives nominated by such Partner does not participate;

(iii) any increases to or reallocations in the Construction Plan and Budget involving aggregate additional budgeted expenditures in excess of fifty million dollars ($50,000,000);

(iv) the incorporation of any subsidiary of the Partnership or the Operator;

(v) approval of annual exploration budgets and exploration plans, other than those carried out in the ordinary course of development, construction and operation of the Project;

(vi) material changes to the Project from that contemplated by the Construction Plan and Budget, excluding adoption of the Expansion Feasibility Study in accordance with Section 11.2.

(vii) after the Commencement of Commercial Production, any suspension of operations where, but for the suspension of operations, the Project would otherwise be operating profitably;

(viii) approval of the disposition of material assets of the Partnership outside the ordinary course of business;

(ix) approval of the Financing Plan for the Partnership or any material change thereto;

(x) approval of contributions to the Environmental Compliance Fund or the creation of reserves in excess of those reasonably required in respect of 30 days working capital for the Partnership;

(xi) approval of a change of Auditor of the Partnership; and

(xii) approval of a change of the Fiscal Year of the Partnership.

(c) Matters Requiring Unanimous Management Committee Approval. The following matters shall require approval of one hundred percent (100%) of votes cast at the Management Committee where such items are considered or a resolution in writing signed in one or more counterparts by all Representatives of the Management Committee (a "**Unanimous Approval**"):

(i) granting of security by the Partnership over all or any part of its assets, other than in connection with the Financing Plan or purchase money security interests created in the ordinary course of business not to exceed five million dollars ($5,000,000) in the aggregate;

(ii) incurring of debt by the Partnership, other than in connection with the Financing Plan or an operating line of credit not to exceed twenty five million dollars ($25,000,000);

(iii) dissolution of the Partnership;

(iv) sale, lease, exchange or other disposition of all or substantially all of the assets of the Partnership;

(v) abandonment of the Project;

(vi) amending, modifying, altering or repealing any previous Unanimous Approval;

(vii) any change to the distribution policy of the Partnership;

(viii) approval of commodity, interest rate , currency or other hedging programs;

(ix) a determination under Section 9.9 in respect of an allocation of CEE, CDE or Taxable Loss to Teck; and

(x) cessation of operations and production (which, for the avoidance of doubt, excluded suspensions in the circumstances contemplated by Sections 5.4(a)(vii) and 5.4(b)(vi)).

(d) All Other Matters. All matters of the Partnership not expressly provided herein nor otherwise approved by the Management Committee other than as expressly provided herein, shall be approved by Ordinary Approval. If any matter requiring Ordinary Approval pursuant to this Section 5.4(d) fails to receive such approval by the Management Committee, such matter shall not be proceeded with by the Partnership.

(e) Emergency Situations. Notwithstanding the provisions of this Section 5.4, if any accident, natural disaster, event or other matter requires or is reasonably believed to require an immediate decision to be made or act to be taken in order to protect or preserve the assets or the Business of the Partnership, the General Manager shall have authority to make such decision or take such action without prior approval of the Management Committee, and any such action shall be ratified and confirmed by the Partners.

5.5 Contracts

(a) Signing Authority. Subject to Section 5.4 and any written resolutions of the Management Committee from time to time, the Operator shall have the authority to enter into such contracts and other agreements on behalf of the Partnership as it shall deem appropriate with any Person for any purpose within the Business of the Partnership. The Management Committee shall designate the manner in which such contracts and agreements shall be signed.

(b) Related Contracts. The Partnership shall not, nor shall it permit the Operator to, enter into any contract with a Partner or its Affiliate (a "**Related Counterparty**") unless such contract has been approved by Special Approval of the Management Committee. All such transactions shall be on arms-length commercial terms and approval shall not be unreasonably withheld. The Management Committee will, by Special Approval, establish special rules for expeditious approval of routine transactions with Related Counterparties.

(c) Enforcement of Related Contracts. Notwithstanding any other provision of this Agreement, the enforcement of any material provision, obligation or right under any contract between the Partnership or the Operator, and any Related Counterparty, may be undertaken, and any waiver, consent or other relief in respect of any material contractual right or obligation of the Partnership or of the Operator under any such contract may only be given in the name of, and for and on behalf of, the Partnership by the Partner in its sole discretion that is not the Related Counterparty or an Affiliate thereof. Nothing in this Section 5.5(c) is

intended to confer any additional right or discretion on any Partner in respect of the operation of the Project, other than in respect of the enforcement or waiver of any material provision, obligation or right under the contracts as described above.

5.6 Limitation of Authority

None of the Management Committee nor any Subcommittee established by the Management Committee shall have authority to take any action inconsistent with the terms of this Agreement. All Subcommittees established by the Management Committee shall only take an advisory role with respect to the management of the Partnership and the Operator unless otherwise authorized by Unanimous Approval.

5.7 Technical Committee

(a) Establishment of Technical Committee. There is hereby established a technical committee (the "**Technical Committee**") as a subcommittee of the Management Committee.

(b) Membership. The Technical Committee shall be comprised of two members nominated by Teck and two members nominated by NovaGold. Each such member shall have the right to designate an alternate to act in his place. Any Partner may at any time, by written notice to all other Partners and to the Partnership, remove its Representative or alternate Representative from the Technical Committee and designate a new Representative or alternate Representative, as the case may be. Each Representative and alternate Representative shall serve on the Technical Committee until his successor shall be duly designated or until his death, resignation or removal by the Partner that appointed him.

(c) Mandate. Unless otherwise determined by Special Approval of the Management Committee, the functions of the Technical Committee shall be:

(i) to monitor significant issues and concepts with respect to the Construction Plan and Budget and improvements to and optimizations of the Project;

(ii) to consult with the General Manager in connection with the preparation of all studies related to possible expansion and prepare recommendations to the Management Committee as appropriate;

(iii) to receive and consider pertinent reports and technical information respecting the design of the Project and the progress of construction;

(iv) to consult with the General Manager and to advise the Management Committee with respect to the design and construction of the Project and the principal terms and conditions of any construction agreements;

(v) to review and recommend procedures relating to the calculation of reserve and resource estimates;

(vi) to monitor the performance of the General Manager and the counterparties under any construction agreements;

(vii) to monitor and to consider significant technical matters pertaining to the Project and, where requested by the Management Committee or the General Manager, to provide advice to the Management Committee or the General Manager with respect to such matters; and

(viii) to review (i) prior to the Commencement of Commercial Production, the overall Construction Budget and Plan, Annual Budgets and work plans, and periodic cost to complete estimates prepared by the Operator, (ii) after the Commencement of Commercial Production, annual operating budgets and work plans prepared by the Operator, and (iii) any additional feasibility studies for a Major Project Expansion.

(d) Meetings. The Technical Committee shall meet from time to time as its members decide and, unless its members decide otherwise, at least four times every year and shall establish its own rules with respect to the conduct of its meetings.

(e) Recommendations. A matter will be considered to have been supported by the Technical Committee where all members of that committee agree on a recommendation made by that committee to the Management Committee or with a conclusion reached by the General Manager. Where all members of the Technical Committee do not agree on a recommendation to the Management Committee or with a conclusion reached by the General Manager, one member of the committee representing NovaGold or Teck, as the case may be, may submit to the Management Committee its own recommendation or conclusion.

5.8 Finance Committee

(a) Establishment. There is hereby established a finance committee (the "**Finance Committee**") as a subcommittee of the Management Committee

(b) Membership. The Finance Committee shall be comprised of two members nominated by Teck and two members nominated by NovaGold. Each such member shall have the right to designate an alternate to act in his place.

(c) Mandate. Unless otherwise determined by Special Approval of the Management Committee, the functions of the Finance Committee shall be:

(i) to develop and execute a plan for limited recourse development financing of at least United States dollars one billion (US$1,000,000,000) for the Project before the end of 2008 together with target terms and conditions;

(ii) to monitor the status of the Construction Plan and Budget and any Expansion Feasibility Study;

(iii) to consult with the General Manager and to advise the Management Committee and the Partnership regarding the ongoing status of the financing for the Project;

(iv) to monitor legal and business matters of relevance to the Partnership;

(v) to monitor the status of marketing arrangements for the Partnership;

(vi) to recommend accounting and reporting standards for the Partnership and monitor audit procedures and to otherwise perform the functions of an audit committee;

(vii) to annually recommend metal price and economic assumptions to be used by the General Manager to prepare annual budgets and to support long term planning, optimization and reserve and resource reporting; and

(viii) to review and recommend to the Management Committee approval of the annual audited financial statements of the Partnership.

(d) Meetings. The Finance Committee will meet regularly on at least a quarterly basis and will establish its own rules with respect to the conduct of its meetings.

5.9 Other Subcommittees

(a) Exploration Committee. The Management Committee will form an exploration committee consisting of two nominees of each of NovaGold and Teck which shall be responsible for considering, in conjunction with the General Manager, and making recommendations to the Management Committee as to the exploration program.

(b) Other Subcommittees. The Management Committee may, from time to time establish subcommittees additional to the Technical Committee, Finance Committee and Exploration Committee described in Sections 5.7, 5.8 and 5.9(a) (each a "**Subcommittee**") to deal with or provide advice and direction with respect to defined mandates as directed by the Management Committee. The Subcommittees shall not have any powers of supervision or control and shall not have the right or authority to approve any matter or thing that is required to be approved by the Management Committee unless expressly authorized by the Management Committee by Unanimous Approval. Each Partner shall have the right or authority to appoint a Representative to each Subcommittee. The Management Committee shall identify who is to be the chair or co-chair of each Subcommittee, and shall approve the staffing plans and budgets of each Subcommittee.

5.10 The Operator, Officers and Employees

The Management Committee shall select the General Manager and the senior financial manager of the Operator who, in turn, shall be responsible for hiring all other employees of the Operator, provided that the appointment of direct reports to the General Manager will require Ordinary Approval of the Management Committee. It is the Parties' intention that the Operator be supported by the Partners, and (i) Teck recognizes that NovaGold has assembled a well qualified team of executives to execute and direct the Project and (ii) NovaGold recognizes that Teck has many qualified professionals capable of supporting the Project. To establish the Operator while minimizing disruption to the Project, the Parties agree that:

(a) current NovaGold management and staff working full-time on the Project, as previously identified to Teck, shall be seconded as soon as practicable to the Operator into their existing roles;

(b) the Management Committee shall review, with the General Manager, the existing organizational structure for the Project, and identify areas where additional resources are immediately or soon may be required;

(c) the Management Committee and the General Manager shall identify qualified candidates within Teck who could join or be seconded to the Operator and, with the agreement of the General Manager; such employees will be seconded to the Operator, it being understood that, at Teck's election, at least one candidate from Teck will serve in a senior role in the Project;

(d) NovaGold shall provide human resources, accounting, office space and other reasonable administrative and ongoing support services to the Operator and be reimbursed for such support services in accordance with the Accounting Procedures, until such time as the Operator is staffed and capable of providing these services itself;

(e) the Management Committee shall work with the General Manager to develop a human resource package and strategy to facilitate the direct hire of the majority of seconded full time operational staff within one year of the Effective Date. Construction and exploration staff will continue to be seconded to the Operator by NovaGold and Teck so long as required on a cost plus basis as described below;

(f) the Management Committee will endeavour to ensure that the Operator develops appropriate long term incentive packages for operational staff that are not linked to equity compensation plans of any of the Parties, or that are linked to such equity compensation plans on a *pro rata* basis; and

(g) the Operator shall reimburse each of NovaGold and Teck for the provision of seconded employees to the Operator in accordance with the Accounting Procedures. In addition, the Operator shall reimburse NovaGold for the costs associated with NovaGold's long term incentives for seconded employees which its employees retain after being hired by the Operator in accordance with the Accounting Procedures. The overriding principle in connection with any such

reimbursement shall be that the party being reimbursed should not make a profit or suffer a loss in the provision of employees.

5.11 Operator Board and Officers

The Partnership shall cause the Operator Board to consist of all the Representatives on the Management Committee, provided that each such Representative is authorized to act as a director of the Operator under the *Business Corporations Act* (British Columbia). The Operator Board shall appoint the General Manager as the President of the Operator, and the chief financial officer or other most senior financial manager of the Operator as the Secretary of the Operator.

5.12 Powers, Duties and Obligations of the Operator

The Operator shall, at the expense of the Partnership, and as agent, nominee and bare trustee for the Partnership, subject to the oversight of the Management Committee, be responsible for the following matters related to the Project:

(a) the preparation and submission to the Management Committee of an annual budget and operating plan ("**Annual Budget**") and such other budgets and operating plans covering shorter periods or discrete projects ("**Interim Budgets**") as the Management Committee may direct;

(b) subject to Section 5.10, determining the number of employees, their terms of employment and hiring, directing and discharging all such employees;

(c) purchasing or otherwise providing all necessary materials and supplies;

(d) purchasing, leasing or otherwise providing all necessary machinery and equipment in accordance with the approved Annual Budget and Interim Budgets;

(e) maintaining all books of account and records relating to the exploration, development, construction and operation of the Project;

(f) reporting to the Management Committee in form and detail appropriate to the status of development or operations at the relevant time, including immediate reports of health and safety incidents, and the reports contemplated by Section 9.4;

(g) applying for and obtaining all permits required in connection with the further exploration, development, construction and operation of the Project;

(h) retaining all third parties required to perform work in and about the Project in accordance with such directions as the Management Committee may provide from time to time and subject to the Annual Budget and Interim Budgets;

(i) providing monthly forecasts of cash requirements to the Partners for the upcoming three month period to be updated on a rolling basis;

(j) communicating and conveying to each Partner all material information relating to the Project;

(k) maintaining insurance;

(l) compliance with Environmental Laws and any other Laws applicable to the Project;

(m) preparing an environmental compliance plan and managing any Environmental Compliance Fund;

(n) establishing, in conjunction with the Management Committee, appropriate safety and other workplace procedures and monitoring compliance therewith;

(o) preparing any requests and background materials for items that require approval by the Management Committee;

(p) maintaining and directing, in consultation with the Partners, communications and relations with Government Authorities, First Nations and other stakeholders in the Project;

(q) designing, implementing and maintaining, internal controls over financial reporting and disclosure controls and procedures and advising the Finance Committee of any changes in such controls or deficiencies, weaknesses or control exceptions identified by management and management's evaluation of the effectiveness of the design and operation of disclosure controls and procedures, all in accordance with reasonable requirements of the Partners to facilitate public reporting of the Partners;

(r) annually, or at such other time the Management Committee may direct, causing to be prepared and submitted to the Management Committee an estimate of reserves and resources for the Project in compliance with National Instrument 43-101 or any successor policy statement or regulation governing reserve and resource reporting by reporting issuers or the equivalent in Canada; and

(s) carrying out such other duties that the Management Committee or other Subcommittees may direct.

5.13 <u>No Liability for Secondees</u>

With respect to any employees or officers in consultation with the Partners, of a Partner or its Affiliate who is seconded to the Operator, the Parties acknowledge and agree that such Partner (a) makes no representations, warranties or covenants with respect to the performance or actions of such seconded employees and officers, and (b) assumes no liability or responsibility for any acts or failures to act of such seconded employees and officers.

ARTICLE 6
GUARANTEES

6.1 Guarantees

(a) Guarantors. The "**Guarantors**" and related "**Guaranteed Parties**" are as follows:

Guarantor	Guaranteed Parties
Teck Guarantor	Teck, any wholly-owned subsidiary of Teck Guarantor that is a Partner from time to time, and any permitted assignee of Teck.
NovaGold Guarantor	NovaGold, any wholly-owned subsidiary of NovaGold Guarantor that is a Partner from time to time, and any permitted assignee of NovaGold.

(b) Guarantor. Each Guarantor hereby unconditionally guarantees to the other Guarantor and becomes surety for the full and timely performance (after giving effect to any cure periods provided in this Agreement) by its Guaranteed Parties of the obligations of such Guaranteed Parties from time to time under this Agreement (including any thereof resulting from any acceptance or assumption of obligations under this Agreement assigned to any such Guaranteed Parties and notwithstanding that the other Guarantors may not have privity of contract with the Guaranteed Party). In the event that a Guaranteed Party shall default in such full and timely performance (after giving effect to any cure periods provided in this Agreement) of any such obligation, the Guarantor will promptly perform such obligation.

(c) Unconditional Obligation. Each Guarantor agrees that its obligations hereunder shall be unconditional, irrespective of any circumstances that might otherwise constitute a legal or equitable discharge of a surety or a guarantor, and further agrees that it shall not be necessary to institute or exhaust any remedies or causes of action against that Guarantor's Guaranteed Parties or others as a condition of the obligations of that Guarantor hereunder.

(d) Waiver. Each Guarantor hereby waives diligence, notice of demand, notice of default and all other notices and demands of any kind, and consents to any and all extensions of time or indulgences which may be given to that Guarantor's Guaranteed Parties and to any amendment to this Agreement, provided such Guaranteed Parties consent to or are parties to such amendment.

(e) Further Actions. Each Guarantor shall take all such actions as are required to cause its related Guaranteed Parties to perform fully and on a timely basis all their obligations under this Agreement.

ARTICLE 7
OTHER BUSINESS INTERESTS

7.1 Freedom to Conduct Business

Except as may be otherwise expressly provided in this Agreement, including Section 2.7, nothing in this Agreement shall restrict in any way the freedom:

(a) of any Partner or any Affiliate of any Partner to conduct as it sees fit outside the Business of the Partnership or outside of the Area of Interest, any business or activity whatsoever, anywhere and for any purpose; or

(b) of any Partner to exercise all rights and remedies and attend to the rights and interests available to it hereunder in accordance with its wishes;

all of which shall be permitted without any obligation to account to any other Partner or the Partnership; and notwithstanding that in so doing a Partner or its Affiliate may be in competition with the Partnership, or another Partner or its Affiliates. No Partner or its Affiliates shall have any obligation to the Partnership or to any other Partner or its Affiliates under this Agreement with respect to any opportunity to acquire or otherwise participate in any property or business outside the Business of the Partnership.

ARTICLE 8
DISTRIBUTIONS

8.1 Distributions

After the Commencement of Commercial Production:

(a) Monthly Advances. Subject to Section 8.1(c), the Partnership will within ten days of the end of each month, or within ten days of the end of any shorter period determined by the Management Committee, following the Commencement of Commercial Production, advance to the Partners in proportion to their respective Participating Percentages at the end of the particular period by way of loan an amount equal to the Distributable Cash for the particular period. Each such loan will not bear interest except in the event of default in the timely repayment of any such advance or part thereof by a Partner, in which case it will bear interest at an annual interest rate equal to the Prime Rate plus five percentage points (5%) from the due date until repayment.

Notwithstanding the foregoing, no advances shall be made to a Partner described in Section 8.1(d)(ii) (an "**Insolvent Partner**"). An amount equal to an advance otherwise payable to an Insolvent Partner shall be invested by the Partnership in Permitted Investments. Such Permitted Investments may be liquidated by the Partnership and the proceeds made available to the Partnership at a particular time and to the extent that all or a portion of the amount would be repayable by the Insolvent Partner at that particular time if the amount had been advanced to the Insolvent Partner pursuant to this Section 8.1(a) and repayment of all or a portion

of the amount would be required under Sections 8.1(d)(i) or 8.1(d)(iii). Any income earned on such invested amounts during a Fiscal Year shall be allocated and paid to the Insolvent Partner for that Fiscal Year.

(b) Annual Distributions. Subject to Section 8.1(c), the Partnership will, within 90 days following completion of a Fiscal Year, declare a distribution of the Distributable Cash for the Fiscal Year to the Partners in proportion to their respective Participating Percentages at the end of the Fiscal Year. Any such distribution to be paid to a Partner shall be paid first by set-off against any amount owed by a Partner to the Partnership as a result of the advances made by the Partnership to that Partner pursuant to Section 8.1(a).

(c) Bonus Allocation. If the Partnership's Gross Revenue from the sale of concentrates produced during the first 12 months after the Commencement of Commercial Production exceeds United States dollars eight hundred and sixty eight million two hundred and four thousand (US$868,204,000) (the "**Threshold Amount**"), NovaGold will be entitled to receive as a special priority allocation of cash from the Partnership, in addition to any other distribution to the Partners, an amount equal to such excess over the Threshold Amount, up to the Canadian dollar equivalent at the time of distribution of US dollars fifty million (US$50,000,000) (the "**Bonus Allocation**"). The Bonus Allocation will be distributed from Distributable Cash in priority to other distributions of Distributable Cash, as and when available following the determination of the Partnership's Gross Revenue (based on final settlement adjustments) from the sale of concentrates produced during the relevant 12 month period.

(d) Repayment. All advances made pursuant to Section 8.1(a) or any portion thereof remaining unpaid will be repaid in each of the following events:

(i) by each Partner within seven days of demand being made on all Partners by the Partnership, *pro rata* as to the amount of the advances then outstanding and required to be repaid in proportion to their respective advances outstanding;

(ii) in full, without any demand being made, by a Partner, if:

(A) a court having jurisdiction has entered a decree or order (that has not been stayed pending an appeal) adjudging the Partner bankrupt or insolvent or proceedings for such an adjudication have been instituted (either by the Operator or a third party) which the Partner is not opposing in good faith;

(B) a receiver, liquidator, trustee in bankruptcy or similar official has been appointed in respect of the Partner or any of its assets, or proceedings for such an appointment have been instituted which the Partner is not opposing in good faith; or

(C) any proceeding with respect to the Partner has been commenced under the *Bankruptcy and Insolvency Act* (Canada) or *Companies' Creditors Arrangements Act* (Canada) or similar legislation relating to a compromise or arrangement with creditors or claimants unless such involuntary proceeding is being disputed by the Partner in good faith; and

(iii) in any event, in full, not later than 90 days after the end of the Fiscal Year in which the advances were made.

ARTICLE 9
ACCOUNTING, REPORTS AND TAXES

9.1 Fiscal Year

Each fiscal year ("**Fiscal Year**") shall commence on the first (1st) day of January and end on the thirty-first (31st) day of December in each year or on such other date as the Management Committee may determine in accordance with Section 5.4(b), or on the date of dissolution or termination of the Partnership. The Parties acknowledge that NovaGold has a November 30th year-end and in connection with its year-end that specific Partnership reporting, including audit work, will be required by NovaGold, and the Parties agree that such reporting will be provided to NovaGold at the Partnership's expense.

9.2 Location of Records

The books and financial records of the Partnership shall be kept and maintained by the Operator at such place in Smithers and Vancouver, British Columbia and/or other locations as the Management Committee shall determine.

9.3 Financial Records

The financial records and statements of the Partnership shall be prepared and maintained by the Operator in accordance with GAAP and the Accounting Procedures and audited by the Auditors at the end of each Fiscal Year.

9.4 Financial Statements and Other Reports

(a) Financial Statements. Throughout the existence of the Partnership, the Operator shall cause to be prepared and delivered to each Partner:

(i) As soon as practicable, and in any event not later than 60 days following the end of each Fiscal Year of the Partnership or dissolution of the Partnership, or within such shorter period of time as may be required by Applicable Law, audited financial statements for the Partnership, together with a report thereon of the Auditors; and

(ii) as soon as practicable after the end of each Partner Quarter, but in any event no later than ten Business Days after the end of such Partner

Quarter, statements comparing the financial results of the Partnership for such Partner Quarter and the portion of the current Fiscal Year then ended with the same periods of the previous Fiscal Year, together with, to the extent requested by a Partner, a review engagement letter from the Auditor with respect thereto, to be prepared at the expense of the requesting Partner.

(b) Other Reports. The Operator shall also cause to be prepared and delivered to each Partner prior to the Commencement of Commercial Production:

(i) as soon as practicable after the end of each Month, but in any event no later than 20 days after the end of such Month for the first three months after the Effective Date, and thereafter no later than five Business Days after the end of such month:

(A) a monthly report in a form reasonably required by the Partners, which shall include a comparison of actual costs with the Construction Plan and Budget or the Annual Budget, as the case may be, and an explanation of material differences, if any, between actual costs and budgeted amounts; and

(B) a balance sheet for the Partnership as of the end of such Month;

(ii) copies of all other reports and information with respect to the operations, assets and affairs of the Partnership and the Project to be provided to the Management Committee by the Operator as determined by the Management Committee; and

(iii) a representation letter with respect to the internal controls and disclosure controls and procedures of the Operator and the Partnership, and such other information with respect to the financial statements and other reports referred to above, and with respect to the preparation thereof, as may be reasonably requested by a Partner, all in the form reasonably required by each Partner and its Affiliates as back-up for their respective obligations imposed by applicable securities Laws or the rules of any stock exchange having jurisdiction in connection with the release and filing of quarterly and annual financial statements, annual information forms, management's discussion and analysis and similar public disclosure, and any required certification in respect thereof.

(c) Reports After Commencement of Commercial Production. Following the Commencement of Commercial Production, in addition to the financial statements and reports prepared and delivered in Section 9.4(a), the Operator shall also cause to be prepared and delivered to each Partner

(i) as soon as practicable after the end of each Month, but in any event no later than 20 days after the end of such Month for the first three months after the Effective Date, and thereafter no later than five Business Days

after the end of such month, a statement of income and Distributable Cash and a statement of cash flows for the Partnership for such Month and for the cumulative period of the current Fiscal Year then ended; and

(ii) copies of all other reports and information with respect to the operations, assets and affairs of the Partnership and the Project to be provided to the Management Committee by the Operator as determined by the Management Committee; and

(iii) a representation letter with respect to the internal controls and disclosure controls and procedures of the Operator and the Partnership, and such other information with respect to the financial statements and other reports referred to above, and with respect to the preparation thereof, as may be reasonably requested by a Partner, all in the form reasonably required by each Partner and its Affiliates as back-up for their respective obligations imposed by applicable securities Laws or the rules of any stock exchange having jurisdiction in connection with the release and filing of quarterly and annual financial statements, annual information forms, management's discussion and analysis and similar public disclosure, and any required certification in respect thereof.

(d) Timely Reporting. All representation letters and other information to be provided under this Section 9.4 will be provided to the Partners in a timely manner so as to permit the Partners and their respective Affiliates to comply, to the extent applicable, with their periodic and continuous disclosure requirements under applicable securities Laws.

9.5 Deposit and Withdrawal of Funds

Funds of the Partnership shall be deposited in such Canadian chartered banks as shall be designated from time to time by the Management Committee.

9.6 Tax Information

(a) Draft Tax Package. On or before 45 days after the end of each Fiscal Year, the Operator will send or cause to be sent to each Person who was a Partner at any time in a particular Fiscal Year of the Partnership all information in draft form relating to such Fiscal Year available at such time which would be normally be necessary for such Person to prepare its Canadian federal and provincial income and mining tax or information returns.

(b) Final Tax Package. As soon as practicable after the end of each Fiscal Year, but in any event no later than 120 days after the end of each Fiscal Year, the Operator will send or cause to be sent to each Person who was a Partner at any time in a particular Fiscal Year of the Partnership all information relating to such Fiscal Year which is necessary for such Person to prepare its Canadian federal and provincial income and mining tax or information returns.

(c) Other Information. The Operator will provide to each Partner any tax or other information reasonably necessary for such Partner to calculate future income taxes and mineral taxes for financial reporting purposes.

9.7 Allocations for Tax Purposes

(a) Taxable Income. The Partners' shares of the Taxable Income for a Fiscal Year from all sources of income of the Partnership for the purposes of the Tax Act shall be as follows:

(i) first, to the extent of income from property allocable to a particular Partner as an Insolvent Partner under Section 8.1(a), 100% to the particular Partner;

(ii) second, to the extent of income from all other sources, 100% to NovaGold, but only to the extent of cash distributable to NovaGold pursuant to Section 8.1(c) in the Fiscal Year or any previous Fiscal Year, and only to the extent of the excess of such cash over amounts previously allocated to NovaGold pursuant to this Section 9.7(a)(ii) in any previous Fiscal Years; and

(iii) third, to the extent of income from all other sources in excess of the foregoing, to each Partner in proportion to its Participating Percentage at the end of the Fiscal Year.

(b) CEE. The Partners' share of CEE incurred in a Fiscal Year by the Partnership shall be as follows:

(i) first, 100% to Teck to the extent of the amount by which (x) the Initial Funding Commitment exceeds (y) the aggregate amount of CEE, CDE and Taxable Loss allocated to Teck for all preceding Fiscal Years; and

(ii) second, to the extent of amounts in excess of the foregoing, to each Partner in proportion to its Participating Percentage at the end of the Fiscal Year.

(c) Taxable Losses. The Partners' shares of the Taxable Loss for a Fiscal Year from all sources for the purposes of the Tax Act shall be as follows:

(i) first, if Teck is a Partner at the end of the Fiscal Year, 100% to Teck to the extent of the amount by which (x) the amount of the Initial Funding Commitment exceeds (y) the aggregate amount of CEE allocated to Teck for the Fiscal Year and all preceding Fiscal Years and of CDE and Taxable Loss allocated to Teck for all preceding Fiscal Years; and

(ii) second, to the extent of amounts in excess of the foregoing, to each Partner in proportion to its Participating Percentage at the end of the Fiscal Year.

(d) CDE. The Partners' shares of CDE incurred in a Fiscal Year by the Partnership shall be as follows:

(i) first, 100% to Teck to the extent of the amount by which (x) the amount of the Initial Funding Commitment exceeds (y) the aggregate amount of CEE and Taxable Loss allocated to Teck for the Fiscal Year and all preceding Fiscal Years and of CDE allocated to Teck for all preceding Fiscal Years; and

(ii) second, to the extent of amounts in excess of the foregoing, to each Partner in proportion to its Participating Percentage at the end of the Fiscal Year.

(e) Other Amounts. All other amounts required to be allocated to the Partners for a Fiscal Year for purposes of the Tax Act shall be shared by the Partners in proportion to their Participating Percentages at the end of the Fiscal Year.

(f) Capital Cost Allowance. Unless otherwise agreed by Unanimous Approval, the Partnership will claim the maximum allowable capital cost allowance and other discretionary amounts in computing its Taxable Income and Taxable Loss in each Fiscal Year and will make the long-term project election under subsection 13(29) of the Tax Act where permitted by the Tax Act.

9.8 Allocations Prior to Completion of Initial Funding Commitment

If Teck notifies the Partnership in writing on or before November 30, 2007 that, acting reasonably, it has determined that the amount of Teck's investment tax credit as defined in subsection 127(9) of the Tax Act would not include an amount in respect of expenses described in paragraph 127(9)(a) of the Tax Act in respect of the Galore Creek Mine ("**Pre-Production CEE**") incurred by the Partnership and allocated to Teck for purposes of the Tax Act then:

(a) Teck shall be considered to have funded all or any portion of Contribution Demands made to it in relation to its Initial Funding Commitment if it provides funds to the Partnership by way of interest-free loan repayable in whole or in part as described below or from time to time as agreed by the Partnership and Teck provided that the loan must be repaid in full on or before January 15, 2012 (a "**CEE Loan**");

(b) for purposes of determining whether Teck has met Contribution Demands made to it, the amount of any outstanding CEE Loan of Teck shall be deemed to be a Contribution by Teck;

(c) to the maximum extent reasonably possible, expenses which would otherwise be incurred by the Partnership and which would be Pre-Production CEE shall be incurred by Teck directly with Teck receiving and funding through repayment by the Partnership to Teck of CEE Loans. For these purposes:

(i) The Partnership and Teck will enter into an agreement pursuant to which Teck will agree to incur Pre-Production CEE as directed by the Partnership;

(ii) The aggregate amount of Pre-Production CEE to be so incurred by Teck shall not exceed the aggregate amount of CEE Loans made or to be made by Teck; and

(iii) The amount of Pre-Production CEE to be incurred by Teck in accordance with the foregoing shall not exceed the amount by which (x) the amount of the Initial Funding Commitment exceeds (y) the aggregate amount of CEE, CDE and Taxable Loss allocated to Teck and Pre-Production CEE incurred by Teck prior to the incurrence of the particular Pre-Production CEE;

(d) If a CEE Loan has not been fully repaid by December 31, 2011 then Teck shall make without further demand a Contribution equal to the amount owing on such CEE Loan on December 31, 2011 at least five business days before January 15, 2012 and the Partnership shall immediately apply such Contribution to repay the balance of the CEE Loan. If such Contribution has not been made then the Partnership will have the right to set-off Teck's obligation to make such Contribution in full settlement of the CEE Loan and Teck's obligation to make the Contribution. If a CEE Loan has not been fully repaid at the time that an event described in Section 13.3(a) occurs, then Teck shall, at that time, be deemed to have made a contribution to the Partnership of the CEE Loan and the CEE Loan shall be deemed to have been settled in full at that time;

(e) Any Pre-Production CEE incurred, or to be incurred, during a Fiscal Year by Teck pursuant to an agreement entered into under Section 9.8(c) shall be deemed for purposes of Sections 9.7(b)(ii), 9.7(c)(i) and 9.7(d)(i) to be CEE allocated by the Partnership to Teck for the Fiscal Year; and

(f) The Partners will implement a similar mechanism for allowing Pre-Production CEE (if any) in excess of amounts to be incurred solely by Teck in accordance with the foregoing to be incurred jointly by them in proportion to their Participating Percentages at the relevant times. Such mechanism might comprise something similar to CEE Loans as described above or might comprise the simpler mechanism of the Partners incurring the appropriate expenses directly and proportionately.

9.9 Final Adjustment of Allocations

If all or any portion of CEE, CDE or a Taxable Loss for a Fiscal Year allocated to Teck is determined (a) by an assessment or reassessment of a tax return of Teck under the Tax Act from which there is no right of appeal or the period for an appeal thereof (the "**Appeal Period**") has expired or (b) by Unanimous Approval of the Partners at least 30 days before the Appeal Period has expired to be final then the Partners agree that allocations to Teck and the other Partners for

all Fiscal Years ending on or before December 31, 2011 shall be adjusted under the Tax Act so that the aggregate amount of CEE, CDE and Taxable Loss allocated to Teck shall, to the greatest extent permitted under the Tax Act, equal the Initial Funding Commitment. Any Partner shall be entitled to be reimbursed by Teck on an after-tax basis for interest and penalties under the Tax Act arising from an adjustment hereunder.

9.10 <u>Responsibility for Payment of Taxes and Mineral Taxes</u>

(a) <u>General</u>. Each Partner shall be responsible for reporting and discharging its own income tax liability arising out of this Agreement pursuant to the Tax Act. Each Partner shall protect, defend and indemnify each other Partner from any and all loss, cost or liability arising from the indemnifying Partner's failure to report and pay such taxes. The Operator shall provide each Partner, in a timely manner and at such Partner's sole expense, with such information with respect to the Partnership in addition to the information described under Section 9.6, as such Partner may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding. Unless otherwise provided by Law, any taxes which may be levied by any Governmental Authority based on the Partner's net or gross income or capital shall not be considered to be Partnership obligations. If the amount of a tax or part thereof for which a Partner is responsible is refunded to another Partner in connection with the Partnership, such other Partner shall pay or credit to that first Partner, or the Partners shall cause the Partnership to pay or credit to that first Partner, the amount of such tax which has been refunded

(b) <u>Mineral Taxes</u>. Each Partner shall file its own mineral tax returns and, to the extent permitted under the applicable rules, the tax recognition for costs and expenses related to the Project shall be credited to the Partners in accordance with their respective funding of Partnership expenditures. Where (i) Teck has relinquished its Partnership Interest pursuant to Section 4.7(a) or (ii), the Partnership Interest of a Partner (the "Selling Partner") has been reduced pursuant to Section 4.7(b)(i) then at the request of, in the case of (i), NovaGold and, in the case of (ii), another Partner (the "Acquiring Partner") whose Partnership Interest has increased pursuant to Section 4.6(b)(i) concurrently with a reduction described in (ii), a joint election in the form and within the time prescribed shall be filed where permitted by (iii) Teck and NovaGold or (iv) the Selling Partner and the Acquiring Partner, as the case may be, under the Mineral Tax Disposition of a Mine Regulation to the *Mineral Tax Act*.

(c) <u>Disputes</u>. Any Dispute as to the determination of amounts, allocations or other determinations to be made for purposes of the Tax Act or the Mineral Tax Act under this Article 9 will be submitted for determination by an independent, nationally recognized Canadian law firm or firm of chartered accountants mutually agreed to by NovaGold and Teck (failing such agreement, such firm will be KPMG LLP). The determination by the independent firm shall be final and binding on NovaGold and Teck and shall not be subject to appeal absent manifest error. The independent national firm will be deemed to be acting as experts not arbitrators.

ARTICLE 10
TRANSFER OF PARTNERSHIP INTERESTS

10.1 Transfers of Partnership Interests

(a) Limitations. Except as expressly provided in this Article 10 and in Section 4.2(d), no Partner shall Transfer any of its Partnership Interest without the prior written consent of the other Partner. Any Transfer or attempt to Transfer any Partnership Interest in violation of these terms shall be null and void and shall not be recognized by the Partnership. Notwithstanding the foregoing or any other provision of this Agreement:

(i) Teck shall not Transfer any of its Partnership Interest until its Initial Funding Commitment has been satisfied or if requested by NovaGold in accordance with Section 4.7(a); and

(ii) no Partner may Transfer anything less than its entire Partnership Interest, unless it is a Permitted Transfer; and

(iii) No Partner shall mortgage, hypothecate, pledge, grant a security interest in or otherwise encumber any of its Partnership Interest except:

(A) with the prior consent of the other Partner, which consent may be withheld in the absolute discretion of such Partner;

(B) to a Lender to secure indebtedness of the Partnership in accordance with definitive documentation giving effect to the Approved Financing Plan, provided such Lender has agreed to be bound by the Transfer restrictions and other provisions of this Article 10; or

(C) pursuant to Section 4.7(c).

(b) Right of First Refusal. Subject to the prohibition in Section 10.1(a), if a Partner (the "**Transferring Partner**") receives a bona fide offer (the "**Offer**") from an arms length third party which is financially capable of performing the obligations herein (the "**Offeror**") to purchase all but not less than all of its Partnership Interest (the "**ROFR Interest**"), which such Transferring Partner intends to accept, the following provisions shall apply:

(i) The Transferring Partner shall, by notice (the "**ROFR Notice**"), advise the other Partner of its intention to accept such Offer, and include in such ROFR Notice the identity of the Offeror, the price or other consideration of the Offer, the proposed effective date and closing date of the transaction, a copy of the Offer, evidence that the board of directors of the Transferring Partner has approved the acceptance of such Offer (subject only to the provisions of this Section 10.1(b)), and any other information respecting the transaction which it reasonably believes would be material to the exercise of the other Partner's rights hereunder.

(ii) If the consideration described in the ROFR Notice cannot be matched in kind, the ROFR Notice shall include the Transferring Partner's bona fide estimate of the value, in cash, of such consideration. If the other Partner objects as to the reasonableness of such estimate of the cash value of the consideration described in the ROFR Notice, it will so advise the Transferring Partner and the dispute will be submitted for determination to an independent Canadian national firm of chartered accountants mutually agreed to by NovaGold and Teck (and, failing such agreement between NovaGold and Teck within a further period of five Business Days, such independent national firm of chartered accountants will be KPMG LLP), and the election period provided herein to the other Partner shall be suspended until such matter is resolved by settlement or determination.

(iii) Within the later of: (i) 90 days from the receipt of the ROFR Notice, as modified by any suspension pursuant to Section 10.1(b)(ii); or (ii) if applicable, 15 days from any determination or settlement reached pursuant to Section 10.1(b)(ii), the other Partner may give notice to the Transferring Partner that it elects to purchase the ROFR Interest described in the ROFR Notice for the applicable price (a "**Notice of Acceptance**"). A Notice of Acceptance shall create a binding contractual obligation upon the Transferring Partner to sell, and upon the Partner giving a Notice of Acceptance to purchase, for the applicable price, all of the ROFR Interest included in such ROFR Notice on the terms and conditions set forth in the ROFR Notice.

(iv) If the ROFR Interest described in the ROFR Notice is not disposed of to the other Partner pursuant to Section 10.1(b)(iii), the Transferring Partner may Transfer such ROFR Interest to the Offeror identified in such ROFR Notice at any time within 180 days from the issuance of such ROFR Notice, provided that such Transfer is not on terms that are more favourable to such purchaser than those offered in the ROFR Notice.

(v) Following a Transfer herein or 180 days from the issuance of a ROFR Notice from which a Transfer did not result, as the case may be, the provisions of this Section 10.1(b) shall once again apply to the ROFR Interest described in the ROFR Notice.

(c) Requirements Applicable to All Transfers.

(i) Persons may become Partners under this Article 10 only upon the following conditions:

(A) such Transfer shall be in compliance with any agreements with Lenders or other persons holding security in assets of the Partnership;

(B) such Transfer shall be in compliance with Applicable Law;

(C) such Person is and will continue to be not a non- resident of Canada for the purposes of the Tax Act.

(ii) Any Transfer of a Partnership Interest shall be subject to the following requirements and such Transfer shall not be effective unless such requirements are complied with, provided that the other Partner that is not a Transferring Partner, in its absolute discretion, may waive any of the following requirements:

(A) a copy of the document or instrument effecting the Transfer shall be delivered to the Operator;

(B) an instrument is executed by the assignee of the Partnership Interest in which the assignee of the Partnership Interest ratifies this Agreement and agrees to be bound by it, and represents and warrants, as applicable, that:

(1) it is duly incorporated, organized or formed;

(2) it is validly existing, and (if applicable) in good standing under the law of the jurisdiction of its incorporation, organization or formation;

(3) if required by Applicable Law, it is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation;

(4) it has full power and authority to execute and deliver this Agreement and the document or instrument effecting the Transfer and to perform its obligations hereunder or thereunder;

(5) all necessary actions by the board of directors, shareholders, managers, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement and the document or instrument effecting the Transfer by that assignee have been duly taken;

(6) this Agreement and any other documents contemplated herein, constitute legal, valid and binding obligations of that assignee enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of

general principles of equity, regardless of whether considered at law or in equity); and

(7) its authorization, execution, delivery, and performance of this Agreement and the document or instrument effecting the Transfer does not and will not conflict with, or result in a breach, default or violation of (I) the organizational documents of such assignee, (II) any material contract or agreement to which that assignee is a party or is otherwise subject, (III) any law, order, judgment, decree, writ, injunction or arbitral award to which that assignee is subject; or (IV) require any Governmental Authorization, unless such requirement has already been satisfied; and

(C) the assignee of the Partnership Interest will assume by operation of law or by agreement with the Partnership, all of the obligations of the Transferring Partner under this Agreement from the effective date of the Transfer, including without limitation any obligation to repay any advances made pursuant to Section 8.1.

10.2 Change of Control

If either NovaGold Guarantor or Teck Guarantor (the **"Affected Party"**) should undergo a Change of Control, then the Partner not affected by the Change of Control will have the right, exercisable by notice to the Affected Party, to purchase a one percent (1%) Partnership Interest in the Partnership from the Affected Party for an amount equal to two times the fair market value of the one percent (1%) so purchased. For purposes of this Section 10.2, fair market value will be one percent (1%) of the fair market value of the entire Project as determined by an appropriately qualified independent valuator selected by written agreement of the Partners or, failing agreement, by KPMG LLP. In the event KPMG LLP is unable or unwilling to act as a valuator, the Partners shall use an independent valuator jointly nominated by PricewaterhouseCoopers LLP and KPMG LLP. The Parties shall fully indemnify any valuator.

10.3 Exclusion

Nothing in this Article 10 shall apply to or restrict any Transfer by a Partner to its Guarantor or a wholly-owned subsidiary of its Guarantor that is and will continue to be resident in Canada for purposes of the Tax Act a (**"Permitted Transfer"**).

A Person described with respect to a Partner in this Section 10.3 is hereinafter referred to as a **"Permitted Transferee"** of such Partner. If a transferee of a Partnership Interest pursuant to this Section 10.3, which is not the Guarantor, at any time ceases to be wholly-owned subsidiary of the relevant Guarantor, the transferee shall transfer such Partnership Interest back to such transferring Partner.

10.4 Effect of Permitted Transfer

Subject to Section 10.1(c), upon any Permitted Transfer, the transferee shall be automatically admitted as a Partner in substitution for the Transferring Partner, upon execution of a counterpart of this Agreement and compliance with the terms and conditions of this Article 10. Except as provided in this Section 10.4, no Transfer shall give rise to a right in any transferee to become a Partner in the Partnership. Upon the Transfer of a Partner's entire Partnership Interest (except a Transfer by mortgage, lien, pledge or other encumbrance but not excepting a Transfer resulting from a default in connection with such mortgage, lien, pledge or other encumbrance), such Partner shall have no further interest in the Partnership or rights or obligations under this Agreement except its rights and obligations under Article 15, provided that no Transfer shall relieve the Transferring Partner of liability under this Agreement for matters arising or events occurring prior to the completion of the Transfer or from any continuing liability contemplated by Section 10.3.

10.5 Effect of Prohibited Transfers

Any Transfer of an interest in the Partnership by a Partner in violation of the terms of this Agreement shall be void and shall not be recognized by the Partnership, provided, however, that nothing herein shall be deemed to limit any right or remedies that the Partnership or the other Partner may have against such Partner.

10.6 Change in Composition of Partnership

It is expressly agreed by the Partners that any change in the ownership of Partnership Interests whether pursuant to the terms of this Article 10 or otherwise shall not dissolve or otherwise alter the legal existence of the Partnership.

10.7 Amendment of Register

The Operator shall from time to time promptly effect filings, recordings, registrations and amendments to Schedule "B" and such other documents and at such places as in the opinion of counsel to the Partnership are necessary or advisable to reflect changes in the membership of the Partnership, Transfers of Partnership Interests and dissolution of the Partnership as herein provided.

10.8 Non-Recognition of Trusts or Beneficial Interests

Except as provided herein, as required by law or as recognized by the other Partner in its sole discretion, no Person will be recognized by the Partnership or a Partner as holding any Partnership Interest in trust, or on behalf of another Person with the beneficial interest therein, and the Partnership and Partners will not be bound or compelled in any way to recognize (even when having actual notice thereof) any equitable, contingent, future or partial interest in any Partnership Interest or any other rights in respect of any Partnership Interest except an absolute right to the entirety of the Partnership Interest in the Partner shown on the declaration as holder of such Partnership Interest.

10.9 Avoidance of Restrictions

The Parties agree that the Transfer restrictions in this Agreement shall not be capable of being avoided by the holding of a Partnership Interest directly or indirectly through a company or other entity that can itself be sold in order to dispose of such Partnership Interest free of such restrictions. In the event of any Transfer or other disposal of any share (or other interest) in any Partner where such Partner does not promptly Transfer its Partnership Interest to its Guarantor or a wholly-owned subsidiary of its Guarantor, such Transfer or disposal shall be treated as a Transfer of a Partnership Interest subject to the provisions of Section 10.1.

ARTICLE 11
CONSTRUCTION PLAN AND BUDGET AND MAJOR EXPANSION

11.1 Construction Plan and Budget

(a) Ratification. The Partners hereby acknowledge that they have ratified and confirmed the current Construction Plan and Budget as of May 22, 2007. Other than in connection with the report currently being prepared by AMEC, as to certain elements of the Construction Plan and Budget (which report when completed will be considered by the Management Committee) and the potential Major Project Expansion, the Partnership does not intend to investigate or implement technical alternatives to the development and operating plans set out in the Construction Plan and Budget that would require substantive modifications to and/or resubmission of the completed environmental assessment and permit application documents now on file, or to be filed, with the relevant British Columbia Government Authorities.

(b) Intentions. Subject to paragraph (a) above, the Partnership shall: (i) work co-operatively, through the Technical Committee and the Management Committee, to identify and implement technical alternatives having the objective of long term optimization of the development and operation of the Project, and (ii) endeavour to ensure that the Project is constructed in a manner that facilitates the Major Project Expansion described in Section 11.2.

(c) Tahltan Participation Agreement. The Parties hereby acknowledge that the construction, development, permitting and operation of the Project will be subject to the existing Tahltan Participation Agreement, which has been assigned to the Partnership.

11.2 Major Project Expansion

The Partners agree that based on information currently available future expansion of the Project (the "**Major Project Expansion**") may be desirable, and accordingly agree on the following:

(a) Internal Technical Review. Within three months after the Effective Date, the Partners will use commercially reasonable efforts to cause the Partnership to complete an internal technical review of the Major Project Expansion under the direction and supervision of the Technical Committee. The objective of this

review shall be to produce recommendations for scope changes that may be required to the Construction Plan and Budget to accommodate possible future expansion, and in the event such changes are identified, the Technical Committee shall make a recommendation to the Management Committee with respect to such changes.

(b) Expansion Feasibility Study. The Partners, through participation in the Technical Committee and the Management Committee, will agree upon a practical timeline and schedule to complete a detailed feasibility study (the "**Expansion Feasibility Study**") in respect of the Major Project Expansion. The Partners agree to allocate sufficient time and resources to review and diligently consider the potential to expand the Project after operating year six to maintain higher production during the remaining mine life. This Expansion Feasibility Study will be prepared under the direction of the General Manager in consultation with the Technical Committee. The Expansion Feasibility Study will consider:

(i) re-optimization of the existing mine plan to accommodate future expansion;

(ii) resources currently not included in the Feasibility Study including the requirement for further drilling to confirm such resources if deemed necessary;

(iii) increases in mining and milling rates required to sustain metal production at or near the average levels planned during the first five years under the Feasibility Study;

(iv) infrastructure required to support the expansion;

(v) permitting and environmental matters related to the proposed expansion;

(vi) capital and operating costs associated with the proposed expansion;

(vii) incremental economics associated with the proposed expansion.

(c) Recommendation. Upon completion of the Expansion Feasibility Study, the Technical Committee may recommend to the Management Committee that further studies be undertaken or that the Partnership take all steps required to seek necessary Government Authority and First Nations approvals and permits to proceed with the Major Project Expansion in accordance with the Expansion Feasibility Study.

(d) Adoption. Once permits have been received for the Partnership to proceed with the Major Project Expansion, the Management Committee shall review updated financial projections and costs associated with the Major Project Expansion and consider the adoption of the Expansion Feasibility Study as a basis for future mine development, which review and consideration shall not occur earlier than one year following Commencement of Commercial Production. If one Partner

wishes to proceed with the expansion in accordance with the Expansion Feasibility Study and the other Partner does not, or only wishes to participate on a partial basis, then the Partner which supports the Major Project Expansion may, upon giving 60 days notice to the other Partner, appoint its own General Manager in respect of the expansion and proceed with such expansion in accordance with the Expansion Feasibility Study. In such event, all Contribution Demands associated with the Major Project Expansion shall be borne by the Partner wishing to proceed except to the extent the other Partner has agreed to a partial participation. The Partner that does not wish to proceed or is only proceeding on a partial basis will have its Partnership Interest diluted in accordance with Schedule "C".

ARTICLE 12
GENERAL FINANCING

12.1 Financing Plan

The Finance Committee shall develop and the Management Committee shall review a financing plan (the "**Financing Plan**") providing for third party limited recourse Senior Debt for the Project ("**Senior Debt**").

12.2 Objectives and Characteristics of Financing Plan

The Partners contemplate that the Financing Plan will reflect the following fundamental objectives and characteristics:

(a) The borrower will be the Partnership. The Senior Debt will be arranged on a limited recourse project finance basis, utilizing to the maximum extent possible the cash flow and assets of the Project as security for loans and other financing to be sourced from commercial banks, import or customer financing related to concentrate off take commitments, capital markets, other sources of Senior Debt or any combination thereof;

(b) The Partners will jointly use best commercial efforts to secure a senior debt package of no less than United States dollars one billion (US$1,000,000,000) no later than October 31, 2008 and agree to cause their respective Representatives to the Management Committee to act reasonably in reviewing and considering the approval of such Financing Plan having regard to prevailing market terms for senior debt project financings at such time;

(c) The Partnership will assume all obligations of NovaGold with respect to Citi's project finance mandate under the engagement letter dated as of November 2006 and , to the extent possible legal work in respect of the senior debt will be done through NovaGold's existing project finance legal advisor, Milbank Tweed Hadley McCloy LLP who will act as counsel to the Partnership;

(d) The parent company of each Partner will provide (i) a guarantee of such Partner for the funding pro rata to its respective Participating Percentage, and (ii) any required guarantees (including cost overrun and senior debt guarantees prior to Completion) on a several, and not joint and several basis, it being acknowledged that if Teck is also a lender, its several guarantee shall relate to its portion of outstanding indebtedness;

(e) the obligations under any Completion Agreement will terminate upon Completion;

(f) the Partners will agree for the benefit of senior lenders to pre- and post-Completion transfer restrictions over their Partnership Interests.

(g) the Partners anticipate that the senior lenders also will require, among other things, (i) certain restrictions on Distributions, (ii) mandatory prepayments of senior debt under specified circumstances, (iii) limitations on certain types of indebtedness, and (iv) a pledge of Partnership Interests and any Partner loans (other than loans made by Teck or an Affiliate as senior lender, as contemplated in Section 12.3) for the benefit of senior lenders; and

(h) the Partners will use reasonable commercial efforts to secure the agreement of senior lenders that the financing arrangements will accommodate a Major Project Expansion.

12.3 Financing Through Teck

The Parties acknowledge and agree that Teck may choose to participate in any such senior financing as a lender, ranking *pari passu* with other senior lenders, for a portion of the total outstanding senior debt pro rata to its Participating Percentage. Teck acknowledges that in such an event the inter-creditor arrangements will limit its rights to trigger a default, and certain other lender's rights so long as it is also a Partner in the Partnership. In the event Teck participates as a lender in the Senior Debt in accordance with the foregoing, NovaGold shall be responsible to pay and reimburse the Partnership for all costs and expenses incurred in arranging such financing other than any portion of such costs and expenses which relate to fees or other amounts paid to Teck in its capacity as a lender.

12.4 Limitations on Hedging

(a) Metals Prices. Neither the Partnership nor the Operator will enter into metals price hedging arrangements in respect of any production from the Project without Special Approval of the Management Committee. Notwithstanding the foregoing, each Partner may pursue its own metals price hedging strategies outside the Project, provided that any such hedge arrangements shall recognize the priority charge over the Partners' respective Partnership Interests to be granted in favour of senior lenders under any lending agreements.

(b) Interest Rates. The Operator, subject to Special Approval of the Management Committee, shall establish interest rate hedging policies and programs within the parameters set by the Management Committee.

ARTICLE 13
TERMINATION AND DISSOLUTION

13.1 Term of Agreement

Subject to the other terms and conditions of this Agreement, this Agreement and the Partnership shall continue in existence from the Effective Date until: (a) terminated by Unanimous Partner Approval; or (b) the Project is completely decommissioned and abandoned and all obligations and liabilities of the Partnership have been satisfied and paid and all remaining amounts have been Distributed to the Partners. Except as otherwise specifically provided in this Agreement, no Partner may withdraw from the Partnership or have the right to ask for the dissolution or winding up of its affairs or the Distribution of assets, without the prior written consent of the other Partners.

13.2 Events of Dissolution

The Partners shall cause the Partnership to be wound up and dissolved forthwith upon the happening of any of the following events:

(a) the sale of all or substantially all of the Business of the Partnership or the assets of the Partnership or the abandonment and reclamation of all of the Partnership's assets; provided, however, that any such sale or abandonment may only be made pursuant to a Unanimous Approval;

(b) any event which shall make it unlawful for the Business of the Partnership to be carried on; or

(c) any event which, under the laws of the Province of British Columbia or the federal law of Canada, requires or results in the dissolution or winding up of the Partnership.

The Partnership shall not come to an end by reason of the bankruptcy, assignment of property for the benefit of creditors or insolvency of any Partner or upon the Transfer of any Partnership Interests.

13.3 Winding Up And Dissolution

(a) On the happening of any event requiring the dissolution of the Partnership as provided in this Agreement, the Operator shall exercise its powers under this Agreement for the purpose of winding up the Business of the Partnership, liquidating the Partnership's assets in an orderly manner, paying the debts, liabilities and expenses of the Partnership, distributing any Distributable Cash remaining after repayment of the Partnership's debts, liabilities and expenses pursuant to Section 13.3(b), filing all notices of dissolution prescribed by the Act,

and filing all elections, determinations or designations required under the Tax Act which may be necessary or desirable. The Partnership shall not engage in any new business during the period of such winding up and dissolution.

(b) The assets of the Partnership remaining after the payment, or provision for payment, of all the liabilities of the Partnership shall be distributed to the Partners in accordance with their respective Participating Percentages as of the date immediately prior to any Distribution pursuant to this Section 13.3(b).

(c) No winding up, liquidation, termination or dissolution of the Partnership or of the Business of the Partnership shall relieve a Partner from any obligation accruing or accrued to the date of such winding up, liquidation, termination or dissolution.

(d) Each Partner shall be liable on a several basis, in accordance with its Participating Percentage as of the date immediately prior to any winding up and dissolution, for any liabilities of the Partnership arising from claims made by third parties after such winding up, liquidation, termination or dissolution.

13.4 Effect of Addition or Withdrawal of Partners on Dissolution

The Partners hereby expressly agree that the addition or withdrawal of a Partner hereunder shall not cause a dissolution of the Partnership unless there is only one Partner remaining in the Partnership, whereupon the Partnership shall automatically dissolve by operation of law.

ARTICLE 14
DISPUTE RESOLUTION

14.1 Arbitration

Except as set forth in Sections 10.1(b)(ii) and 10.2, any Dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally settled by arbitration under the provisions of the *Commercial Arbitration Act* (British Columbia) (the "**Arbitration Act**") as are in force at the time of any such arbitration and as may be amended by the rest of this Article 14. For the purpose of such arbitration, there shall be three arbitrators appointed in accordance with the Arbitration Act (such board of arbitrators is referred to below as the "**Arbitration Board**"). The place of arbitration shall be in Vancouver, British Columbia. All arbitration proceedings shall be conducted in the English language. The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 16.4. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. In addition:

(a) Each Party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

(b) The costs and expenses of the arbitration, including, without limitation, the fees of the arbitration, including, without limitation, the fees of the Arbitration Board, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel.

(c) Any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the dispute. The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the Arbitration Board was given.

ARTICLE 15
CONFIDENTIAL INFORMATION AND PUBLIC ANNOUNCEMENTS

15.1 Definition of Confidential Information

In this Agreement:

"**Confidential Information**" means the provisions of this Agreement, the Contribution Agreement and all financial, business, capital, operating, technical, administrative and personal information and data relating to:

(i) the Partnership or the Project, including without limitation the business plans or forecasts pertaining thereto; and

(ii) any Party or its partners, unit holders, trustees, shareholders, investors, customers, suppliers, clients, Affiliates, consultants and employees,

including studies, customer lists, charts, plans, tables and compilations of business and industry information, all to the extent prepared or acquired for, or provided to or by, the Partnership or any Party in connection with the Project;

but excluding information that:

(a) the recipient can establish was, at the time of disclosure, generally available to the public other than as a result of prior disclosure by the receiving Party or any of its Affiliates;

(b) was disclosed to the recipient or any of its Affiliates on a non-confidential basis by a third party who did not owe an obligation of confidence to another Party or any of its Affiliates or the Partnership with respect to the disclosed information and did not obtain the information directly or indirectly from a Person who owed an obligation of confidence to the disclosing Party or any of its Affiliates; or

(c) was previously disclosed by the recipient or its Affiliates in compliance with Section 15.2.

15.2 Confidential Information

(a) Obligation. Subject to Section 15.4 and except as otherwise expressly provided in this Agreement, each recipient of Confidential Information shall, and shall cause all of its Affiliates to, keep confidential all Confidential Information and shall not, and shall cause all of its Affiliates not to, disclose any Confidential Information in any manner whatsoever without the other Partner's prior written consent (such consent not to be unreasonably withheld) and shall not use such Confidential Information for any purpose other than as contemplated in Section 15.2(b). A Party other than the Operator shall be deemed to be a disclosing party and not to be a recipient of Confidential Information referred to in Section 15.1(b) of the definition thereof that relates primarily or exclusively to that Party or any of its Affiliates and is not also Confidential Information referred to in Section 15.1(a) of that definition. For the purposes of this Section, and subject to the immediately preceding sentence, if an Affiliate of a Partner receives Confidential Information, that Partner shall nonetheless be deemed to be the recipient of that Confidential Information.

(b) Exceptions. Notwithstanding the foregoing, Confidential Information may be disclosed without such consent:

(i) when required by Laws binding on the recipient or its Affiliate required to disclose the Confidential Information; provided that the recipient provides prior notice of such disclosure requirement to the other Partners and allows the disclosing Party upon notice to contest such disclosure within the time allowed before such disclosure is required. In the event that no remedy is obtained through such contest or that the disclosing Party waives compliance with any provisions of this Agreement, the recipient or its Representatives will furnish only that portion of the Confidential Information that is legally required and the recipient will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information;

(ii) pursuant to the rules of any stock exchange on which the shares of a Party or any of its Affiliates are registered or are in the process of being registered, which rules require the disclosure being made; or

(iii) to any technical, financial or other professional consultants or advisors of a Partner, or third party service providers (including services respecting operation of the Project and infrastructure services outside of this Agreement) which require such information to provide their services to such Partner, or to a lender or prospective lender from which such Partner obtains or is attempting to obtain financing, provided all such persons have agreed to keep such information confidential.

(c) Affiliates and Representatives. A recipient of Confidential Information shall and shall cause all of its Affiliates to exercise the same care in preventing unauthorized disclosure or use of Confidential Information that it and its Affiliates take to protect its own information of a similar nature, but in no event less than reasonable care. Each of the Parties shall and shall cause all of its Affiliates to cause each of that Party's Representatives who receives Confidential Information to use that Confidential Information only in the course of the performance or purported performance of that Party's rights and obligations under this Agreement. Each recipient of Confidential Information shall be responsible for any breach of this agreement by any of its Representatives which occurs while such Representative is employed by or is directly or indirectly under contract to the recipient.

15.3 Canadian Disclosure Rules

Where either Partner or any Affiliate of either Partner (collectively, the "**Discloser**") is required by National Instrument 43-101 *Standards of Disclosure for Mineral Projects* as amended from time to time ("**NI 43-101**") to file a Technical Report (as defined in NI 43-101) with respect to the Project:

(a) neither the non-disclosing Partner nor its Affiliates shall have any obligation to the Discloser to prepare or provide the Technical Report or any part thereof, or to provide or make available a Qualified Person (as defined in NI 43-101) to the Discloser;

(b) the Discloser shall not designate the other Partner or any associate, Affiliate or employee of, or retained by, the other Partner, or any Qualified Person of the other Partner, as the Qualified Person of the Discloser, without the prior written consent of the other Partner;

(c) the Discloser shall be responsible for the cost of preparing or providing the Technical Report;

(d) the Discloser's designation of a Qualified Person shall be subject to the other Partner's prior written consent, such consent not to be unreasonably withheld; and

(e) the non-disclosing Partner shall be entitled to access to all pertinent information related to that portion of the Technical Report pertaining to the Project and shall be afforded a reasonable opportunity to review and require changes to that portion of the Technical Report prior to the filing of the Technical Report with applicable Government Authorities.

15.4 Public Announcements

Each of the Parties shall cooperate with the other in releasing information concerning this Agreement, the Partnership, the Business of the Partnership or the Project or any of them, and shall furnish to, discuss with and obtain approval from the other Parties of all press and other releases not less than two Business Days prior to publication, which approval shall not be

unreasonably withheld or shall be deemed to have been given if the other Party has not provided a response after one Business Day; provided that nothing contained herein shall prevent any Party, at any time, from furnishing any information to any Governmental Authority or to the public if required pursuant to Applicable Law or pursuant to any applicable rules of a stock exchange; and provided further that prior to any public release, the releasing Party shall consult with the other Parties to the extent practicable in the circumstances.

ARTICLE 16
GENERAL

16.1 Effect of Agreement and Amendment

This Agreement reflects the whole and entire agreement among the Partners, and supersedes all prior agreements among the Partners, related to the subject matter hereof including, without limitation, the term sheet agreed between Teck and NovaGold on May 22, 2007. This Agreement can be amended, restated or supplemented only by the written agreement of all Parties acting individually.

16.2 Notices

(a) All notices or documents authorized or required to be given pursuant to this Agreement shall be in writing, and shall be delivered by hand or courier delivery or transmitted by facsimile:

(i) in the case of NovaGold and NovaGold Guarantor to:

NovaGold Canada Inc.
Suite 2300 – 200 Granville Street
P.O. Box 24
Vancouver, British Columbia
V6C 1S4

Attention: General Counsel
Facsimile No.: (604) 638-0644

(ii) and in the case of Teck and Teck Guarantor to:

Teck Cominco Metals Ltd.
Suite 600 – 200 Burrard Street
Vancouver, British Columbia
V6C 3L9

Attention: Corporate Secretary
Facsimile No.: (604) 640-5395

(b) Any such notice or other document shall be deemed to have been received:

(i) if delivered by hand or courier delivery: if given to the person to whose attention such notice is addressed, at the time of delivery; if given to a responsible person at the address of the Party to which the notice is directed, two hours following such delivery, provided that if such time of deemed receipt is not within the hours during which business is normally conducted by the recipient Party then such notice shall be deemed received at the commencement of business on the next Business Day;

(ii) if given by some form of facsimile: if the time of successful transmission machine, two hours following the time so stated, provided that if such time of deemed receipt is not within the hours during which business is normally conducted by the recipient Party then such notice shall be deemed received at the commencement of business on the next Business Day. If the time of successful transmission is not so reported by the sender's facsimile machine, notice shall be deemed not to have been given.

(c) Any Party may change its address for notice by giving notice to the other Parties in the manner herein provided.

16.3 Further Assurances

Each of the Partners agree to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary more fully to effectuate this Agreement which are considered by the Management Committee to be necessary to comply with Laws for the continuation, operation or good standing of the Partnership.

16.4 Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the Parties irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia and all courts of appeal therefrom.

16.5 Counterparts

This Agreement may be executed in one or more counterparts (including counterparts provided for the execution by an additional Partner), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.6 Headings

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16.7 Waiver

No waiver by any Partner of any default by any Partner or Partners in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the said Partner or Partners from performance of any other provision, condition or requirement herein; nor shall such waiver be deemed to be a waiver of, or in any manner a release of, said Partner or Partners from future performance of the same provision, condition or requirement. Any delay or omission of any Partner to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by one or more Partners shall constitute a waiver of such right by the other Partners except as may otherwise be required by law with respect to Persons not Parties hereto. The failure of one or more Partners to perform its or their obligations hereunder shall not release the other Partners from the performance of such obligations.

16.8 Laws and Regulatory Bodies

This Agreement and the obligations of the Partners hereunder are subject to all Laws and Governmental Authorizations.

16.9 Relaying Information

Each of the Parties shall cooperate with the other in relaying to each other information concerning this Agreement, the Partnership, the Business of the Partnership or the Project or any of them.

16.10 Severability

Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or otherwise be unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in Applicable Law or the interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Partners shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

16.11 Third Persons

Except as expressly provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person not a Party hereto any rights to remedies under or by reason of this Agreement.

16.12 Remedies

All rights and remedies under this Agreement are cumulative and in addition to other rights or remedies under this Agreement or any Applicable Law.

16.13 Calculation of Time Periods

When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next following Business Day.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

NOVAGOLD CANADA INC.

Per: ______________________________
R. J. (Don) MacDonald,
Senior Vice President, CFO and Secretary

TECK COMINCO METALS LTD.

Per: ______________________________
Peter Rozee, Senior Vice President,
Commercial Affairs

Per: ______________________________
Karen Dunfee, Corporate Secretary

GALORE CREEK MINING CORPORATION

Per: ______________________________
Director

NOVAGOLD RESOURCES INC.

Per: ______________________________
Peter Harris, Senior Vice President and
Chief Operating Officer

Per: ______________________________
R. J. (Don) MacDonald,
Senior Vice President, CFO and Secretary

TECK COMINCO LIMITED

Per: ______________________________
Peter Rozee, Senior Vice President,
Commercial Affairs

Per: ______________________________
Karen Dunfee, Corporate Secretary

SCHEDULE "A"

Attached to and made part of a General Partnership Agreement dated August 1, 2007 among NovaGold Canada Inc., Teck Cominco Metals Ltd., Galore Creek Mining Corporation, NovaGold Resources Inc. and Teck Cominco Limited

AREA OF INTEREST

The following are the co-ordinates for the attached map:

JTM Nad 83, Zone 9(m)

	Easting	Northing
A	330,000	6,360,000
B	370,000	6,360,000
C	370,000	6,340,000
D	390,000	6,340,000
E	390,000	6,360,000
F	430,000	6,360,000
G	430,000	6,280,000
H	330,000	6,280,000



A
B
E
F
C
D
H
G
STEWART CASSIAR HIGHWAY
BOB QUINN

Mineral Tenure

- NovaGold Canada Inc.
- Stikine Copper Limited
- Copper Canyon Resources Ltd.
- Pioneer Minerals Corp.
- MacDonald, James
- Coast Mountain Hydro Corp.
- Roca Mines Inc.
- Rimfire Minerals Corp.
- Barrick Gold Inc.
- Teck Cominco Limited
- Romios Gold Resources Inc.
- Richards, S. Gaye
- Paget Resource Corp
- St. Andrews Goldfields Ltd.
- Monson, Matthew
- Northgate Minerals Corporation
- Luc Properties Inc.
- Graf, Chris
- BC Gold Corp.
- Von Einsiedel, Carl
- Mirko, John
- Fulcher, Doug
- Mulvey, James
- Others

Infrastructure Legend

- Proposed Access Route
- Area of Interest

NovaGold RESOURCES INC.

Schedule A to
NovaGold/Teck Agreement
Galore Creek Project
Area of Interest

(Based on Claim Data: April 2007
And Northern Route Access Data: September 2006)
May 11, 2007

0 — 10
Kilometers

N

North America Datum 1983, Projection UTM Zone 9 (m)

SCHEDULE "B"

Attached to and made part of a General Partnership Agreement dated August 1, 2007 among NovaGold Canada Inc., Teck Cominco Metals Ltd., Galore Creek Mining Corporation, NovaGold Resources Inc. and Teck Cominco Limited

PARTICIPATING PERCENTAGES

Name of Partner	Participating Percentage
NovaGold Canada Inc.	50.0%
Teck Cominco Metals Ltd.	50.0%

SCHEDULE "C"

Attached to and made part of a General Partnership Agreement dated August 1, 2007 among NovaGold Canada Inc., Teck Cominco Metals Ltd., Galore Creek Mining Corporation, NovaGold Resources Inc. and Teck Cominco Limited

MAJOR PROJECT EXPANSION – GENERAL PRINCIPLES

1. **Principles**

(a) If the Major Project Expansion is to be funded from Project cash flows, then the Major Project Expansion will require Unanimous Approval.

(b) If either Partner disagrees with the Major Project Expansion or states that it does not wish to participate, then the Major Project Expansion may nonetheless proceed if the Partner wishing to proceed commits to fund the Major Project Expansion in which case the Major Project Expansion will not be funded by Project cash flows.

(c) The non-participating Partner will be diluted with effect from the earlier of the Completion Date (as defined below) or the Default Date (as defined below) (as the case may be, the "**Dilution Date**").

(d) Major Project Expansion capital shall include incremental operating costs incurred and incremental working capital, and shall be net of cash received on incremental production above the unexpanded mine plan, before the Dilution Date.

(e) The "**Completion Date**" will be when the Project achieves 90% of design capacity in respect of the Major Project Expansion for a 30-day period, as certified by an independent engineer.

(f) If after one year of the scheduled completion the Major Project Expansion has not reached such "completion", the present value of the Project will be determined utilizing the criteria below and dilution will be with effect from that date (the "**Default Date**").

(g) All Major Project Expansion will be done in compliance with the then existing financing agreements, if any. If lender consent to Major Project Expansion is required by such financing agreement and such consent is not obtained, no Major Project Expansion will take place. The parties agree to use reasonable commercial efforts to obtain such consents.

(h) Appropriate adjustments will be made to take into account any impaired cash flow to the Partners from the Project as the result of any reduced throughput or other operating constraint during the expansion construction period, as well as benefits accruing to the Partners generally as the result of the expansion, such as benefits resulting from the tax deductibility of additional capital expenditures during the

expansion construction period. Notwithstanding the foregoing, if one Partner funds the expansion, then to the extent practicable, the funding Partner will be allocated or otherwise receive the benefit of the tax pools associated with such funding.

2. **Dilution Mechanism**

(a) The present value of the Project on an unexpanded basis will be determined on an all-equity, escalated then deflated basis with effect from the Dilution Date utilizing the following criteria:

(i) Agreed unexpanded life of mine plan.

(ii) The same economic parameters utilized in the Expansion Feasibility Study with respect to commodity prices.

(iii) A discount rate of ten percent (10%).

(b) Any dispute regarding the present value of the Project shall be resolved by one independent valuator acting as arbitrator.

(c) Each Partner's Partnership Interest will be determined by applying its Participating Percentage to the present value of the Project determined above.

(d) The present value of the Project will be calculated on an expanded and all-equity basis with effect on the Dilution Date utilizing the following criteria:

(i) Revised mine plan as per the Expansion Feasibility Study, or some other forecast in the event completion has not been achieved.

(ii) Excluding any expansion project capital and incremental working capital (but not incremental sustaining capital) which must be expended subsequent to the Dilution Date.

(iii) The same economic parameters utilized in the Expansion Feasibility Study with respect to commodity prices.

(iv) A discount rate of ten percent (10%).

(e) The value of the Project so arrived at will form the denominator for purposes of determining the post-expansion adjusted Partnership Interest of each Partner.

(f) The calculation of new Participating Percentages will be determined by:

(i) determining in respect of the dissenting Partner a resulting Participating Percentages equal to the percentage equal to the ratio of the value of its Partnership Interest pre-expansion to the present value of the Project post-expansion; and

(ii) allocating to the funding Partner an additional Participating Percentage such that its resulting Participating Percentage is a percentage equal to the balance of the total Participating Percentage.

(g) See Appendix 1 attached hereto for illustrative examples of the dilution mechanism.

Schedule C- Appendix 1

Dilution Examples
($ in millions)

Pre-expansion present value of project	$1,000
Major project expansion capital requirement	$1,000
Post-expansion present value @ 10%	$2,200

Partners share equally in major project expansion in proportion to existing interests	Partnership Interest		Share of Expansion Capital			NPV @ 10%		
	Partner A	Partner B	Partner A	Partner B	Total	Partner A	Partner B	Total
Pre expansion ownership	50%	50%				$500	$500	$1,000
Major project expansion	50%	50%	$500	$500	$1,000	$600	$600	$1,200
New Partnership Interests, post expansion	50%	50%				$1,100	$1,100	$2,200

Partner B does not participate in major project expansion	Partnership Interest		Share of Expansion Capital			NPV @ 10%		
	Partner A	Partner B	Partner A	Partner B	Total	Partner A	Partner B	Total
Project	50%	50%				$500	$500	$1,000
Major project expansion	100%	0%	$1,000	$0	$1,000	$1,200	$0	$1,200
New partnership interests, post expansion	77%	23%				$1,700	$500	$2,200

Partner B contributes 30% of major project expansion	Partnership Interest		Share of Expansion Capital			NPV @ 10%		
	Partner A	Partner B	Partner A	Partner B	Total	Partner A	Partner B	Total
Pre-expansion ownership	50%	50%				$500	$500	$1,000
Major project expansion	70%	30%	$700	$300	$1,000	$840	$360	$1,200
New partnership interests, post expansion	61%	39%				$1,340	$860	$2,200

SCHEDULE "D"

Attached to and made part of a General Partnership Agreement dated August 1, 2007 among NovaGold Canada Inc., Teck Cominco Metals Ltd. and Galore Creek Mining Corporation, NovaGold Resources Inc. and Teck Cominco Limited

NOVAGOLD BONDING COSTS AND LETTERS OF CREDIT

BONDS AND SAFEKEEPING AGREEMENTS

Permit No.	Bank	Beneficiary	Amount (CDN $)
MX-1-608	BMO	Ministry of Energy, Mines and Petroleum Rsources (BC)	$45,000
MX-1-608	BMO	Ministry of Energy, Mines and Petroleum Resources (BC)	$8,500
MX-1-608	BMO	Ministry of Energy and Mines and Petroleum Resources (BC)	$375,000
MX-1-608	BMO	Ministry of Energy and Mines and Petroleum Resources (BC)	$285,000
M-230	TD	Ministry of Finance and Corporate Relations (BC)	$360,000
S-24637	BMO	Ministry of Finance and Corporate Relations (BC)	$10,000,000

LETTERS OF CREDIT

Permit No.	Bank	Beneficiary	Amount (CDN $)
N/A	BMO	EBC-Neilsen S.E.N.C.	$4,600,000
Pending	TD	Receiver General of Canada on behalf of the Department of Fisheries and Oceans	Est. $2,000,000
Pending	Unknown	Receiver General of Canada on behalf of the Canadian Environmental Assessment Agency	Unknown
		TOTAL:	**$17,673,600**

SCHEDULE "E"

Attached to and made part of a General Partnership Agreement dated August 1, 2007 among NovaGold Canada Inc., Teck Cominco Metals Ltd. and Galore Creek Mining Corporation

ACCOUNTING PROCEDURES

ARTICLE 1
GENERAL PROVISIONS

1.1 Definitions

In these Accounting Procedures the definitions set forth in the Agreement shall apply, and in addition thereto:

(a) "**Abandonment**" means Project operations that comprise the closing, decommissioning, dismantling and removal of foundations, structures and equipment and the remediation and restoration of the associated lands and sites.

(b) "**Associated Support Costs**" means the cost for such items as office space, secretarial support, personal computers and similar support costs which are required to support an individual in an office environment insofar as those costs pertain to the Project. These costs relate to an individual's regular home office location.

(c) "**Direct Charges**" means those incremental costs incurred by a Partner with respect to services provided to the Partnership pursuant to an agreement between such Partner and Operator that has been approved in accordance with Section 5.5(b) of the Agreement.

(d) "**Expatriate Costs**" or "**Relocation Costs**" means those costs incurred by a Partner as a result of assignment and relocation to (and not from) the Project of an employee of that Partner or its Affiliate, and that have been approved in an Approved Annual Budget or AFE and includes:

(i) applicable labour costs charged under Section 2.1 of these Accounting Procedures;

(ii) costs incurred as a result of that Partner's internal policies relating to relocation of employees;

(iii) overhead charged under Section 3.3(b) of these Accounting Procedures; and

(iv) income tax equalization, where applicable, but only at actual amounts paid.

(e) **"Operations"** means the activities carried out under Article 2 of the Agreement.

(f) **"Partnership Account"** means an account for the benefit and obligation of the Partnership, and includes any Partner's accounts established and maintained by the Operator to record all receipts and disbursements relating to the Partnership and the Project.

1.2 General

The Parties acknowledge that: (a) all accounting procedures for the Partnership and the Operator shall be made in accordance with GAAP, and (b) all provisions and procedures set out in these Accounting Procedures shall be applied in a manner to be consistent with GAAP.

1.3 Partnership Account Statements

(a) The Operator shall make Contribution Demands on behalf of the Partnership in accordance with Article 4 of the Agreement.

(b) The Operator shall report all expenditures in Canadian Dollars. Transactions in other currencies will be recorded in terms of Canadian Dollar equivalents and will be reported in both the other currencies and the Canadian Dollar equivalents. In converting or translating currencies, in accounting for advances in different currencies, and in any other currency transactions arising out of or relating to Project operations, it is the intent of the Partners that no Partner shall experience an exchange gain or loss at the expense of or to the benefit of any other Partner.

1.4 Adjustment and Right to Protest/Question Contribution Demands

(a) Payment of any Contribution Demand shall not prejudice the right of a Partner to protest or question the correctness thereof; provided, however, all Contribution Demands rendered pursuant to Article 4 of the Agreement to a Partner during any calendar year shall conclusively be presumed to be true and correct after 30 days following the end of any such calendar year, unless within said 30-day period the Partner takes written exception thereto and makes claim on the Operator for adjustment.

(b) If, within the period referred to in Section 1.4(a) hereof, a Partner or the Operator establishes that an error in the Partnership Account existing in said period also existed previous to the period, the Operator shall adjust the Partnership Account retroactively to the inception of the error or to such point in time as agreed upon provided that in no event shall such adjustment exceed the time period required to maintain financial records pursuant to the Tax Act. The adjustments and supporting data shall be subject to the Partner's right to audit.

(c) The provisions of this Section 1.4 shall not prevent adjustments resulting from third person contract cost reallocations and adjustments due to audits conducted by Governmental Authorities, which extend beyond such period.

1.5 Records

The Operator, on behalf of the Partnership, shall maintain detailed books, records and accounts of Project operations for purposes of this Agreement. The Operator shall develop detailed procedures and reporting formats, as approved by the Finance Committee to support these Accounting Procedures.

1.6 Approvals

Except where otherwise indicated, where approval by the Partners is required in these Accounting Procedures, it shall mean Ordinary Approval, which approval shall then be binding on all Partners and the Operator.

ARTICLE 2
DIRECT CHARGES

A Partner may invoice Operator, on behalf of the Partnership, with Direct Charges as follows:

2.1 Labour

(a) Salaries and wages of any employees of the Partners or Affiliates of the Partners seconded to or otherwise providing services to the Partnership in accordance with an agreement between the relevant Partner or its affiliate and the Partnership that has been approved in accordance with Section 5.5(b) of the Agreement ("Seconded Employees"), regardless of physical location, while performing tasks assigned to the Operator whether engaged full time or part time for the Project.

(b) Costs of holiday, vacation, sickness and disability benefits and other customary allowances paid to Seconded Employees. Costs pursuant to this subsection may be charged by a percentage assessment on the amount of salaries and wages charged to the Partnership Account pursuant to these Accounting Procedures. The rate shall be based on the Partners' cost experience from the preceding year's actual cost experience or the current year's cost.

(c) Cost of housing allowances, location allowances and other customary allowances paid to or paid on behalf of Seconded Employees based on actual cost pursuant to the provisions of these Accounting Procedures.

(d) Salaries and wages of Seconded Employees may include a variable portion of employee remuneration where applicable. The variable pay program may include provisions for "performance pay" dependent on personal, team, departmental or corporate performance. Charges to the Partnership Account may be made annually or monthly on an as-paid, actual basis, or by a percentage assessment basis on the salaries and wages charged to the Partnership Account. If a percentage assessment is used, the percentage shall be based on a Partner's or its Affiliates' prior year's cost experience and the method used by the Partner or its Affiliates shall be reasonable and clearly documented.

(e) Costs of providing earned or compensatory time off to Seconded Employees under the provisions of these Accounting Procedures, in accordance with the normal practices of the applicable Partner or its Affiliates.

(f) Salaries, wages and benefits of Seconded Employees may be charged on a per diem rate based on the actual cost of salaries, wages, customary allowances employee benefits as provided for pursuant to the provisions of these Accounting Procedures.

(g) Associated Support Costs for employees of the Partners or Affiliates of the Partners on temporary assignment or temporary secondment to the Operator and engaged in Project operations including transit time to or from or within the Project Site or any other location at which Project operations are conducted. Costs charged to the Partnership Account under this Section 2.1(g) shall be charged on a percentage assessment basis or a per diem basis as approved from time to time by Special Approval.

2.2 Employee Benefits

Costs chargeable under this Section 2.2 shall be for the following employee benefits for Seconded Employees. Costs pursuant to this Section shall be charged on a percentage assessment applied to the amount of salaries and wages charged to the Partnership Account. The percentage assessment shall be based on the Partners' or their Affiliates' actual cost experience, from either the preceding year's actual cost experience or the current year's cost. Such rates shall exclude the Partners' or their Affiliates' cost of administering such plans. In determining actual cost experience, any dividends or refunds received which are applicable to insurance or annuity policies shall be used to reduce the cost of such policies.

(a) Compulsory – Payments made by the Partners or their Affiliates pursuant to assessments imposed by government authority such as unemployment insurance, Workers' Compensation, Canada Pension, or other payments of like nature that are applicable to the Partners' or their Affiliates' salaries and wages charged to the Partnership Account.

(b) Non-Compulsory – Established benefit plans which are made available to all employees on a regular basis. Such benefit plans may include employees' group life insurance, hospitalization, medical, dental, company pension, retirement (excluding early retirement and severance incentives), stock purchase, savings, bonus, and other benefit plans of a like nature. The cost of such plans may be borne entirely by the Partners or their Affiliates or jointly by the Partners or their Affiliates and the employees; however, only the Partners' or their Affiliates' share of these costs is chargeable to the Partnership Account. Unless otherwise approved by Special Approval, the Partners shall charge the actual cost of such plans to a maximum of twenty-five (25%) percent of salaries and wages charged pursuant to Section 2.1 of these Accounting Procedures. For purposes of this limit stock based compensation shall be annualized based on the term of the related stock option.

2.3 Travel and Moving

(a) All costs of personnel transfers and personal expenses in connection with Seconded Employees. Such costs shall include transportation of employee, spouse and dependents, and their personal and household effects, and all other relocation costs in accordance with each Partner's or each Affiliate's normal reimbursement policy.

(b) Any temporary relocation cost or cost of business travel and personal expenses for Seconded Employees shall be in accordance with the normal reimbursement policy of the applicable Partner or Affiliate.

2.4 Services

(a) Costs of a Partner's and its Affiliate's laboratory facilities on a usage and actual cost basis. The rates used for laboratory services performed by the Partner for the benefit of the Partnership Account, such as gas, water, core and any other analyses and tests shall not exceed those currently available from outside service laboratories, unless approved in accordance with Section 5.5.

(b) Costs of using a Partner's or its Affiliates' owned or leased facilities and equipment shall be charged on a usage basis at rates not exceeding commercial or competitive rates available in the immediate area for available like facilities and equipment, commensurate with the costs of ownership and operation thereof, including depreciation and interest on the depreciated investment or a fair Monthly rental in lieu thereof. The annual rate on investment shall not exceed the Prime Rate plus one (1%) percent, determined at the beginning of each calendar year. If commercial or competitive rates are not available due to remoteness of location or unique specialized equipment, the rates shall be negotiated or established and approved in accordance with Section 5.5(b).

(c) Costs of processing and interpreting technical data from Project operations for the benefit of the Partnership.

2.5 Expatriate or Relocation Costs

Expatriate or Relocation costs relating to a Seconded Employee shall be chargeable to the Partnership Account at that Partner's or its Affiliate's actual cost. Such costs shall be based on an all inclusive rate comprised of salary, benefits, and any other direct costs for that Partner or its applicable Affiliate.

2.6 Recruitment, Training and Safety

Costs of the Partners' or their Affiliates' specific technical, operational, safety and environmental training required for the primary benefit of carrying out the Project, shall be charged to the Partnership Account. Such training costs shall include but shall not be limited to the following:

(a) Cost of training Seconded Employees, either through courses or on the job, except for training of replacement employees where such replacements are for the primary benefit of a Partner or its Affiliate.

(b) Cost of safety articles such as, but not limited to, safety clothing, safety boots, safety glasses, safety kits, safety awards and safety dinners, as required by the relevant Laws or Government Authorities, or industry association recommendations or the Partner's or its Affiliate's corporate policy for the Seconded Employees.

2.7 Abandonment and Reclamation

All costs resulting from payments made for termination, severance or other similar settlements as a consequence of Abandonment operations or the Project shutdown to Seconded Employees who cannot reasonably be relocated within the Partners' or their Affiliates' other operations. The settlement costs incurred in respect of each such employee shall be charged to the Partnership in the proportion that such employee's services in the Project operations bears to the total service of that employee with a Partner, the Partner's Affiliates or the Partner's predecessor.

2.8 Other Expenditures

(a) Any other expenditures not covered by or dealt with in the foregoing provisions of this Article 2, and which are of direct benefit to the Project and are incurred by a Partner in the necessary and proper conduct of the Project operations pursuant to an agreement between such Partner and the Operator that has been approved in accordance with Section 5.5(b) of the Agreement.

(b) Except where expressly provided for herein, no charge shall be made for any interest or financing charges incurred by a Partner.

ARTICLE 3
OVERHEAD CHARGES

3.1 Interpretation

In this Article 3, "**Overhead**" means all costs of a Partner that are related to the services provided to the Partnership other than Direct Charges.

3.2 Overhead

(a) Principles: The Partners agree the following principles shall govern the determination of Overhead rates:

(i) Partners shall not profit or take a loss from services provided to the Partnership;

(ii) Overhead shall never include Direct Charges, as the Partnership shall not be billed twice for the same service;

(iii) Standard costs may be used in calculations of Overhead, provided that such standard costs are a reasonable estimate of actual costs for the relevant item or service;

(iv) Overheads cannot be clearly identified or measured otherwise they would be charged directly; and

(v) Overhead rates shall be compared against similar organizations in similar projects. For example, whenever possible, mining shall be compared against mining as the capital expenditure profiles, manpower structure and training systems will be different from other industries.

(b) Costs to be Included in Overhead Rates: Overhead is intended to cover the costs, other than Direct Charges of Operator's employees located in its head office who are providing supervisory, consultative and control functions as well as general research, technical knowledge and general experience for the benefit of Project operations, unless approval has been obtained to direct charge such employees salaries and wages pursuant to Section 2.1 of these Accounting Procedures. Overhead may include:

(i) Information Services – Corporate systems/processes/functional leadership;

(ii) Controllers – Corporate systems/ processes/ functional leadership;

(iii) Internal Audit – Internal control services audits;

(iv) External Audit, Commodity & Property Tax – Partnership GST recoveries;

(v) Risk Management – Partnership insurance placement;

(vi) Communications – Partnership external communications;

(vii) Office Facilities – Office space for indirect personnel;

(viii) Supply Chain – Corporate systems/processes/functional leadership;

(ix) Environment, Health & Safety – Corporate systems/processes/functional leadership;

(x) Human Resources – Corporate systems/processes/functional leadership;

(xi) Legal – Corporate systems/processes/functional leadership; and

(xii) Marketing – Corporate systems/processes/functional leadership.

The cost and expenses of services from outside sources in connection with matters of taxation, legal and any other matters before or involving governmental agencies shall be considered as covered by the Overhead rates provided for in this

Article 3 unless such costs and expenses are approved in accordance with Section 5.5(b) of the Agreement as a Direct Charge to the Partnership.

Neither Partner will charge as a Direct Charge any amount in respect of services provided by its officers, unless any such officer is providing services to the Partnership on a substantially full-time basis pursuant to an agreement approved in accordance with Section 5.5(b) of the Agreement. Notwithstanding, during the initial period of the Partnership (expected not to exceed six months) officers of Partners may provide essential set-up services to the Partnership, as a Direct Cost related to accounting, legal, IT, safety, environmental, taxation and exploration.

3.3 Overhead Rates –Partner

(a) For each Partner's Canadian employee chargeable to the Operations in accordance with Section 2.1 of these Accounting Procedures, that Partner may charge an amount in respect of Overhead on each of those salaries and benefits to cover the Partner's personnel costs such as payroll, human resources, Partner-specific training, etc. at the rate of five (5%) percent of such salaries and benefits.

(b) For each Partner's Affiliate Expatriate chargeable to the Operations in accordance with Sections 2.1 and 2.5 of these Accounting Procedures, that Partner may charge an amount in respect of Overhead on each of those salaries and benefits to cover the Partner's personnel costs such as payroll, human resources, Partner-specific training, etc. at the rate of ten (10%) percent of such salaries and benefits.

(c) The specific Overhead rates provided for in this Section 3.3(c) shall apply until the Commencement of Commercial Production is reached after which the rates outlined in Section 3.3 shall no longer apply. Six months prior to the Commencement of Commercial Production the Partners shall negotiate, in good faith and acting reasonably and, where applicable, based on the principles in Section 3.2(a), the rates that shall apply for Project development activities beyond the Commencement of Commercial Production. Thereafter the Overhead rates provided in this Section 3.3 shall be reviewed every two years in association with the Annual Budget and any changes to the Overhead rates shall be subject to Special Approval. As Overhead rates are adjusted the new rates shall be attached to these Accounting Procedures.

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TABLE OF CONTENTS
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ARTICLE 9
ACCOUNTING, REPORTS AND TAXES

ARTICLE 10
TRANSFER OF PARTNERSHIP INTERESTS

ARTICLE 11
CONSTRUCTION PLAN AND BUDGET AND MAJOR EXPANSION

ARTICLE 12
GENERAL FINANCING

TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
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